Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is dated as of June 12, 2019, and is by and among Millennium Operations LLC, a Delaware limited liability company (“Buyer”); Waterpark Management, Inc., a Texas corporation; Golden Seal Investments, Inc., a Texas corporation; Bad-Schloss, Inc., a Texas corporation; Liberty Partnership, Ltd., a Texas limited partnership; Henry Condo 1, Ltd., a Texas limited partnership; and Henry-Walnut, Ltd., a Texas limited partnership (the “New Braunfels Sellers”); SVV I, LLC, a Kansas limited liability company; and KC Waterpark Management, LLC, a Kansas limited liability company (together, the “Kansas City Sellers”); and Galveston Island Water Park, L.P., a Texas limited partnership; and Galveston Waterpark Management, Inc., a Texas corporation (the “Galveston Sellers,” and collectively with the New Braunfels Sellers and the Kansas City Sellers, each a “Seller” and collectively the “Seller Parties”); Schlitterbahn Seller Rep, LLC, a Texas limited liability company, as Sellers’ Representative (the “Sellers’ Representative”); and Jana Faber and Gary Henry, both individuals, solely with respect to their obligations under Section 6.06.

RECITALS

A.The Seller Parties own, operate and manage waterparks and related resorts in the States of Texas and Kansas.

B.The Seller Parties desire to sell certain assets set forth herein with respect to the following waterparks: (i) the waterpark commonly known as “Schlitterbahn Waterpark Galveston” located at 2026 Lockheed Rd., Galveston, Texas 77554 (the “Galveston Waterpark”), (ii) the waterpark and resort commonly known as “Schlitterbahn Waterpark & Resort New Braunfels” located at 400 N. Liberty Ave., New Braunfels, Texas 77554 (the “New Braunfels Waterpark”), and (iii) the waterpark commonly known as “Schlitterbahn Waterpark Kansas City” located at 9400 State Ave., Kansas City, Kansas 66112 (the “Kansas City Waterpark,” and collectively with the Galveston Waterpark and the New Braunfels Waterpark, the “Parks,” and each a “Park”).

C.It is anticipated that certain Seller Parties will be converted into limited liability companies between the signing and Closing of this Agreement as set forth on Schedule 5.01 or as otherwise consented to by Buyer pursuant to Section 5.01 (the “Reorganization”). In each case the converted entities resulting from such Reorganization shall be deemed to be the same entities as the converting Seller Parties, as applicable, and collectively the same Seller Parties for all purposes under this Agreement. In addition, Jana Faber, Gary Henry and Jeff Henry will deposit the fully executed Family Settlement Documents in escrow upon the signing of this Agreement, all in the forms attached hereto as Exhibit I, which Family Settlement Documents shall be held in escrow pending the Closing, and shall be automatically released from escrow and deemed effective immediately after the Closing. Pursuant to the Family Settlement Documents, Jeff Henry will cease to have an ownership interest in any of the Seller Parties and ownership of the Seller Parties (with respect to the ownership interests held by Jeff Henry) will be directly and indirectly divided between Jana Faber and Gary Henry on the terms set forth in the Family Settlement Documents.

D.The Seller Parties desire to sell and assign to Buyer (or controlled Affiliates designated by Buyer), and Buyer (or controlled Affiliates designated by Buyer) desires to purchase and assume from the Seller Parties, certain assets and liabilities of the Seller Parties relating to the Parks, in each case, all on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, all capitalized terms will have the meanings specified in Exhibit A attached hereto.

ARTICLE II
SALE OF ASSETS

2.01    Sale of Assets. On the Closing Date, and subject to the terms and conditions of this Agreement, the Seller Parties shall sell, transfer, assign, convey and deliver to Buyer (or controlled Affiliates designated by Buyer), and Buyer (or controlled Affiliates designated by Buyer) will purchase and acquire from each Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in and to the following assets used or usable in the business and operation of the Parks:

(a)
all fixed assets, machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind used in connection with the business or operation of the Parks, whether owned or leased (wherever located and whether or not carried on the applicable Seller’s books), including the fixed assets identified on Schedule 2.01(a) (the “Tangible Personal Property”), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(b)
all inventories of the Seller Parties held in connection with the business or operation of the Parks, including finished goods, raw materials, work in progress, packaging, supplies, parts and merchandise inventory;

(c)
all real property on which the Parks are located and that is owned by the Seller Parties (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto) (collectively, the “Owned Real Property”);

(d)
all real property on which the Parks are located and that is leased by the Seller Parties (together with all rights, title and interest of the Seller Parties in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith) (collectively, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”);

(e)
All buildings, structures, improvements, facilities, installations, fixtures, machinery and equipment used in connection with the business or operation of the Parks whether owned or leased, including, without limitation, all water park rides, slides, pools, buildings, foundations and footings, pumps, plumbing, air conditioning, heating, ventilating, mechanical, electrical and utility systems, signs, light fixtures, doors, windows, fences, parking lots, walkways and each and every other type of physical improvement located at, on or affixed to the Real Property (the “Improvements”);

(f)
All supplies used in connection with the business or operation of the Parks such as spare parts, pool chemicals, cleaning supplies, and similar supplies used in the Ordinary Course of Business of maintenance of the Real Property, Improvements or the Tangible Personal Property (the “Supplies”);

(g)
all (i) trade accounts receivable, notes receivable, and other rights to payment from customers of the Parks and the full benefit of all security for such accounts, notes or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Parks, (ii) other accounts or notes receivable of the Seller Parties relating to the Parks and the full benefit of all security for such accounts or notes, including, but not limited to, accounts receivable from credit card processors, and (iii) claims, remedies, and rights related to the any of the foregoing (collectively, the “Accounts Receivable”), provided, however, that Accounts Receivable will not include any accounts or notes receivables from Affiliates or Related Parties of the Seller Parties that are set forth on Schedule 2.01(g) (the “Intercompany Receivables”);

(h)
the Contracts listed on Schedule 2.01(h) hereto used in the business or operation of the Parks (collectively, the “Assigned Contracts”) and the right to receive all payments, rights, and privileges of the Seller Parties arising under the Assigned Contracts;

(i)
all (i) intangible rights and property owned by the Seller Parties relating to the operation and business of the Parks, including (A) all going concern value and goodwill related to or associated with the Assets, and (B) all Intellectual Property of the Seller Parties relating to or used in the operation or business of the Parks, including, without limitation, the Intellectual Property set forth on Schedule 2.01(i) (the “Owned Intellectual Property”) and (ii) all rights of any of the Seller Parties under licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the operation and business of the Parks to which a Seller Party is a party, beneficiary or by which it is otherwise bound (“Licensed Intellectual Property” and with the Owned Intellectual Property, the “Purchased Intellectual Property”);

(j)
all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(k)
originals, or where not available, copies, of all books and records of each Seller related to the business or operation of the Parks, whether in tangible or electronic form, including, without limitation, service and warranty records, customer and supplier lists, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, correspondence, all telephone and facsimile numbers and other directory listings used by Seller, data, referral sources, research and development reports, studies, plans, drawings and other similar documents and records and, subject to all Laws, copies of all personnel records of Hired Employees (collectively, the “Business Records”);

(l)
all approvals, consents, licenses, permits, waivers, or other authorizations issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law to the Seller Parties in connection with the business or operation of the Parks, in each case to the extent transferable to Buyer (collectively, “Governmental Authorizations”), and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including, without limitation, the Governmental Authorizations and pending applications set forth on Schedule 2.01(l).

(m)	all claims of the Seller Parties against third parties relating to the Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent; and

(n)	all of the Seller Parties’ rights under warranties, indemnities and all similar rights against third parties to the extent related to the Assets or the Assumed Liabilities.

All of the property and assets described in Section 2.01 are collectively referred to as the “Assets”.

Notwithstanding the foregoing, each Seller shall retain and shall not transfer to Buyer, and the term “Assets” shall not include any of the following assets and properties (collectively, the “Excluded Assets”): (i) such Seller’s corporate minute books, Organizational Documents, stock ledgers, corporate seal, and all other books and records relating solely to the Excluded Assets or the Excluded Liabilities; (ii) all personnel records that such Seller is required by Law to maintain, (iii) all rights of such Seller under the Acquisition Documents; (iv) all Employee Benefit Plans and assets and Contracts of, attributed to, or related to, any Employee Benefit Plan; (v) all insurance policies of the Seller Parties; (vi) the Intercompany Receivables; (vii) all Contracts to which a Seller is a party that are not included among the Assigned Contracts (the “Excluded Contracts”); (viii) all cash, cash equivalents and short term investments that are received, held or maintained by the Seller Parties in connection with the business or operation of the Parks (including, the Pre-Sale Tickets); and (ix) all property and assets of such Seller listed on Schedule 2.01(1) attached hereto.

2.02    Purchase Price; Payment.

(a)    The aggregate purchase price for the Assets shall be Two Hundred Sixty-Seven Million Dollars ($267,000,000) (the “Base Amount”), which amount is subject to increase or decrease, as the case may be, as provided in the following sentence, and Buyer (or controlled Affiliates designated by Buyer) will assume the Assumed Liabilities. The “Purchase Price”, as finally determined pursuant to the terms of this Agreement, is an amount equal to the Base Amount, minus the amount, if any, by which the Net Asset Value Target exceeds the Estimated Net Asset Value, plus the amount, if any, by which the Estimated Net Asset Value exceeds the Net Asset Value Target, minus any Negative Adjustment Amount, and plus any Positive Adjustment Amount.

(b)    As soon as reasonably practical, but in no event later than five (5) Business Days prior to the Closing Date, the Seller Parties shall in good faith cause to be prepared and delivered to Buyer an estimated balance sheet of each Seller (collectively, as finally agreed upon by Buyer and the Seller Parties, the “Closing Statement”), which shall set forth (i) an estimate of the book value of the Current Assets as of the Closing Date (the “Estimated Asset Value”), (ii) the estimated amount of Current Liabilities as of the Closing Date (the “Estimated Liabilities”), (iii) an estimate of Transaction Expenses as of the Closing Date and a list of the Persons that are owed such amounts (the “Closing Date Transaction Expenses”), (iv) an estimate of Indebtedness as of the Closing Date and a list of the Persons that are owed such amounts (the “Closing Date Indebtedness”); (v) the resulting Closing Payment Amount due to the Seller Parties under Section 2.02(e)(iv) and (v); and (vi) an estimate of the resulting Purchase Price.

The Closing Statement shall be prepared and calculated in accordance with GAAP and will include a breakdown and reasonable detail in support of the calculation of items (i), (ii), (iii), and (iv) in the preceding sentence as between the Galveston Sellers, the Kansas City Sellers and the New Braunfels Sellers. Buyer shall have the opportunity to review and comment on the Closing Statement and, if Buyer disagrees with any item set forth in such statement, the Seller Parties and Buyer will resolve in good faith any such disagreement by mutual agreement prior to Closing.

(c)    The “Closing Payment Amount” is an amount equal to (i) the Base Amount, minus (ii) the amount, if any, by which the Estimated Net Asset Value is less than the Net Asset Value Target or plus the amount, if any, by which the Estimated Net Asset Value is more than the Net Asset Value Target, minus (iii) the amount of Closing Date Transaction Expenses as set forth on the Closing Statement, minus (iv) the amount of Closing Date Indebtedness as set forth on the Closing Statement, and minus (v) the Escrow Amount. The term “Estimated Net Asset Value” means an amount (expressed as a positive or negative number, as necessary) equal to the Estimated Asset Value, minus the Estimated Liabilities.

(d)    The Closing Payment Amount that is due to the Seller Parties at the Closing pursuant to Sections 2.02(e)(iv) and 2.02(e)(v) will be allocated among the Seller Parties according to the percentages set forth on Exhibit G. The amount of the Closing Payment Amount that is allocated (i) to the Galveston Sellers is the “Galveston Closing Payment Amount”; (ii) to the New Braunfels Sellers is the “New Braunfels Closing Payment Amount”); and (iii) to the Kansas City Sellers is the “Kansas City Closing Payment Amount”).

(e)    At the Closing, Buyer shall:

(i)    deposit the Escrow Amount with the Escrow Agent, by wire transfer of immediately available funds, to be held and distributed in accordance with the terms of the Escrow Agreement;

(ii)    pay by wire transfer of immediately available funds the Closing Date Transaction Expenses to each respective Person owed such amounts, on behalf of and for the benefit of the Seller Parties, pursuant to written instructions provided to Buyer by the Sellers’ Representative;

(iii)    pay by wire transfer of immediately available funds all of the Closing Date Indebtedness to each respective debt holder owed such amounts, on behalf of and for the benefit of the Seller Parties pursuant to written instructions provided to Buyer by the Sellers’ Representative;

(iv)    pay by three (3) wire transfers of immediately available funds the Galveston Closing Payment Amount, in the designated amounts and to the three (3) accounts designated by the Galveston Sellers to Buyer prior to the Closing Date, to the following Persons: (i) ANICO Eagle, LLC, (ii) ANH20, Inc., and (iii) Galveston Waterpark Holdings, Ltd. For the avoidance of doubt, other than sending the Galveston Closing Payment Amount to the three (3) recipients designated in this Section 2.02(e)(iv), Buyer shall have no liability whatsoever regarding the payment and distribution of the Galveston Closing Payment Amount; and

(v)    pay by wire transfer of immediately available funds to an account designated by the Sellers’ Representative, an aggregate amount equal to the sum of the New Braunfels Closing Payment Amount and the Kansas City Closing Payment Amount to the Sellers’ Representative for distribution to each of the New Braunfels Sellers and Kansas City Sellers.

(f)    Notwithstanding anything else in this Agreement to the contrary, in the event of a Delayed KC Closing Scenario, the parties shall proceed to Closing with respect to the portion of the Subject Transaction involving the Galveston Waterpark and the New Braunfels Waterpark (the “Texas Transaction”) subject to the terms of this Agreement, and the following modifications shall be made to Sections 2.02(a)-(e):

(i)    the Base Amount shall be reduced by Six Million Dollars ($6,000,000) (the “Kansas City Purchase Price”), such that the Base Amount for the Assets relating to the Galveston Waterpark and the New Braunfels Waterpark is Two Hundred Sixty-One Million Dollars ($261,000,000);

(ii)     the Closing Date Indebtedness for the Texas Transaction shall be reduced by the amount of any Indebtedness that is applicable to the Kansas City Waterpark and that is set forth on Schedule 2.02(f)(ii) (the “Kansas City Indebtedness”);

(iii)    for the avoidance of doubt, for the Texas Transaction, no Closing Payment Amount shall be allocated to the Kansas City Sellers, and the Closing Payment Amount that is due to the Galveston Sellers and the New Braunfels Sellers, as applicable, will be allocated among such Seller Parties according to the percentages set forth on Exhibit G; and

(iv)    for the avoidance of doubt, for the Texas Transaction, the Estimated Net Asset Value only involves the Galveston Sellers and the New Braunfels Sellers.

(g)    Notwithstanding anything else in this Agreement to the contrary, in the event of a Delayed KC Closing Scenario, at the KC Delayed Closing:

(i)    Buyer shall pay by wire transfer of immediately available funds the Transaction Expenses incurred and not paid prior to the KC Delayed Closing (the “Kansas City Transaction Expenses”) to each respective Person owed such amounts, on behalf of and for the benefit of the Seller Parties, pursuant to written instructions provided to Buyer by the Sellers’ Representative;

(ii)    Buyer shall pay by wire transfer of immediately available funds all of the Kansas City Indebtedness to each respective debt holder owed such amounts, on behalf of and for the benefit of the Seller Parties pursuant to written instructions provided to Buyer by the Sellers’ Representative;

(iii)    Buyer shall pay by wire transfer of immediately available funds to an account designated by the Sellers’ Representative for distribution to the Kansas City Sellers, an amount equal to the Kansas City Purchase Price, less the Kansas City Indebtedness, and less the Kansas City Transaction Expenses; and

(iv)     for the avoidance of doubt, there are no Current Assets or Current Liabilities applicable to the Kansas City Waterpark since this waterpark is not in operation.

2.03    Assumption of Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer (or controlled Affiliates designated by Buyer) will assume and agree to pay, perform, and discharge only the following Liabilities of the Seller Parties in accordance with their respective terms and subject to the respective conditions thereof (collectively, the “Assumed Liabilities”):

(a)    all Liabilities arising after the Closing under the Assigned Contracts, but excluding any Liability of any Seller arising from or related to such Assigned Contracts as a result of (i) any breach of any such Assigned Contract occurring on or prior to the Closing Date; (ii) any violation of Law, breach of warranty, tort or infringement in connection with any such Assigned Contracts occurring on or prior to the Closing Date; or (iii) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand related to the foregoing clauses (i) or (ii);

(b)    any trade account payable incurred by a Seller in the Ordinary Course of Business of operating the Parks (i) that is reflected on the Balance Sheet, or (ii) that is incurred between the Balance Sheet Date and the Closing Date and that is not reflected on the Balance Sheet, and in each instance which remains unpaid at, and is not past due or delinquent, as of the Closing Date, provided, however, that such trade account payables will not include any amounts or payables owed to Affiliates or Related Parties of the Seller Parties (the “Intercompany Payables”); and

(c)    all Liabilities in connection with the Pre-Sale Tickets (other than Liabilities that are directly or indirectly related to an Excluded Liability or the Seller Parties’ breach of a representation and warranty or covenant under this Agreement).

2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer (or controlled Affiliates designated by Buyer) will not assume and will not be responsible to pay, perform or discharge any Liabilities of any Seller or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities will remain the sole responsibility of the applicable Seller and will be retained, paid, performed and discharged by such Seller. For the avoidance of doubt, “Excluded Liabilities” shall include, but not be limited to, the following Liabilities of the Seller Parties:

(a)    any Liability arising from or related to any Contract of a Seller, including any Assigned Contract, as a result of (i) any breach of such Contract occurring on or prior to the Closing Date; (ii) any violation of Law, breach of warranty, tort or infringement in connection with such Contract occurring on or prior to the Closing Date; or (iii) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand related to the foregoing clauses (i) or (ii);

(b)    any trade account payable of a Seller that was not incurred in connection with the operation of the Parks or that is not reflected on the Balance Sheet and that was not incurred by such Seller in the Ordinary Course of Business in connection with the operation of the Parks between the Balance Sheet Date and the Closing Date;

(c)    any Liability for Taxes, including (i) any Taxes arising as a result of the Seller Parties’ operation of the Parks, their business or ownership of the Assets prior to the Closing Date; (ii) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement; and (iii) any deferred Taxes of any nature;

(d)    any Liability of any Seller under this Agreement, any of the other Acquisition Documents or any other document or certificate executed in connection with the Subject Transactions;

(e)    any Liability for Transaction Expenses (including, without limitation, the Kansas City Transaction Expenses);

(f)    any Liability for Indebtedness (including, without limitation, the Kansas City Indebtedness);

(g)    any Liability in respect of any prior, settled, pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Parks or the Assets to the extent such Proceeding relates to the operation of the Parks on or prior to the Closing Date, including, without limitation, any personal injury, product liability or similar claim for injury to a Person or property;

(h)    any Liability arising out of, in respect of or in connection with the failure by the Seller Parties or any of their Affiliates to comply with any Law or Order;

(a)any Liability under the Excluded Contracts or any other Contracts, which are not validly and effectively assigned to Buyer (or any controlled Affiliate designated by Buyer) pursuant to this Agreement;

(b)any Liability to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any Seller (including with respect to any breach of fiduciary obligations by same);

(c)any Liability with respect to any of the Parks relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Assets on or before the Closing; (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(d)any Liability relating to or arising out of or from: (i) the employment, or termination of employment, of any employee of a Seller prior to or on the Closing; (ii) any employee of any Seller that is not hired by the Buyer; (iii) any employee of Seller relating to periods ending on or prior to the Closing (including any Liability relating to unpaid salaries or wages, accrued but unpaid bonuses, accrued but unpaid vacation pay, employee inventions, withholding of Taxes and social insurance contributions, employee loans, accidents, workers compensation claims, injuries or discrimination); or (iv) any compensation or benefit granted or promised by Seller to any employee of Seller in connection with the Subject Transactions;

(e)any Liability relating to or arising out of any Employee Benefit Plan;

(f)any Environmental and Safety Liabilities with respect to the operations, properties or business of the Parks prior to Closing;

(g)any Liabilities relating to intercompany Contracts or arrangements of any kind or nature amongst the Seller Parties, their Affiliates and/or their Related Parties, including, without limitation, the Intercompany Payables; and

(h)any Liability in respect of any Excluded Assets.

2.05    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will be consummated at the offices of Squire Patton Boggs (US) LLP in Cleveland, Ohio at 10:00 a.m. (San Antonio, Texas time) (or pursuant to the electronic or other remote exchange of all executed documents and other Closing deliverables required by this Article II) on the date that is two Business Days after the date on which all of the conditions to Closing set forth in Article VII and Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall be deemed to have become effective as of 12:01 a.m., San Antonio, Texas time on the date of the Closing (such time and date referred to herein as the “Closing Date”).

2.06    Closing Deliverables.

(a)    Subject to fulfillment or waiver of the conditions set forth in Article VIII, at the Closing, the Seller Parties will deliver to Buyer the following:

(i)    (A) a Bill of Sale (the “Bill of Sale”) executed by each Seller, transferring the Tangible Personal Property included in the Assets to Buyer (or controlled Affiliates designated by Buyer), and (B) an Assignment and Assumption Agreement (“Assignment and Assumption Agreement”) duly executed by each Seller, effecting the assignment and assumption to Buyer (or controlled Affiliates designated by Buyer) of the intangible property rights included in the Assets and the Assumed Liabilities, each substantially in the form of Exhibit B attached hereto;

(ii)    an Intellectual Property Assignment, substantially in the form of Exhibit C attached hereto, duly executed by each Seller, transferring all of such Seller’s right, title and interest in and to the Purchased Intellectual Property to Buyer (or controlled Affiliates designated by Buyer);

(iii)    with respect to each parcel of Owned Real Property, a special warranty deed substantially in the form of Exhibit D-1, duly executed and notarized by the applicable Seller;

(iv)    an Assignment and Assumption of Lease, with respect to each of the Leases that are Assigned Contracts, substantially in the form of Exhibit D-2 (collectively, the “Lease Assignments”), duly executed by the applicable Seller;

(v)    the Escrow Agreement, duly executed by the Sellers’ Representative;

(vi)    a certificate of the Secretary or another officer of each Seller, dated as of the Closing Date, (A) certifying as complete and accurate as of the Closing Date attached copies of the Organizational Documents of such Seller (including a copy of such Seller’s Organizational Documents and all amendments thereto); (B) certifying and attaching all requisite resolutions or actions of such Seller’s Governing Authority approving the execution, delivery and performance of this Agreement and the other Acquisition Documents and the Subject Transactions; and (C) certifying as to the incumbency and signatures of the officers of such Seller executing this Agreement and the other Acquisition Documents;

(vii)    a certificate pursuant to Treasury Regulations Section 1.445-2(b), duly executed by each Seller transferring Real Property, certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(viii)    all certificates required by Article VII;

(ix)    the Payoff and Release Letters, as contemplated by Section 5.05;

(x)    the Required Consent, as contemplated by Section 7.01(f);

(xi)    a Consulting Agreement, substantially in the form of Exhibit E attached hereto, duly executed by Magnum Management Corporation and Waterpark Management, LLC, a Texas limited liability company formed as a result of the conversion of Waterpark Management, Inc., a Texas corporation (the “Consulting Agreement”);

(xii)    the Shared Services Agreement with respect to the Schlitterbahn South Padre Island Waterpark, substantially in the form of Exhibit F-1 attached hereto (the “South Padre Shared Services Agreement”); duly executed by Buyer, Enterprize Management, Inc., and Schlitterbahn Beach Resort Management, LLC;

(xiii)    the Shared Services Agreement with respect to the Schlitterbahn Corpus Christi Waterpark, substantially in the form of Exhibit F-2 attached hereto (and with such changes as may be agreed to by Diamond Beach Holdings, LLC and Buyer between the date of this Agreement and Closing) (the “Corpus Christi Shared Services Agreement”), duly executed by Buyer and Diamond Beach Holdings, LLC (and Buyer shall consider in good faith all changes to the form set forth on Exhibit F-2 as may be reasonably requested by Diamond Beach Holdings, LLC prior to the Closing, but Buyer shall not be obligated to accept such changes);

(xiv)    the Shared Services Agreement with respect to Waterpark Management, Inc., substantially in the form of Exhibit F-3 attached hereto (the “Family Tail Shared Services Agreement”); duly executed by Buyer and Waterpark Management, Inc.;

(xv)     confirmation that any notice required to be given to any Person prior to Closing, or consent required to be obtained from any Person prior to Closing, in either case as set forth on Schedule 2.06(a)(xv), under any Assigned Contract or otherwise, shall have been given or obtained, as applicable;

(xvi)    all affidavits, gap indemnity agreements and other documents, to the extent reasonably approved by the Seller, to induce the Title Company to issue its owner’s and leasehold, as applicable, policy of title insurance, with extended coverage, to the Buyer (or any controlled Affiliate designated by Buyer);

(xvii)     the landlord estoppel certificates set forth in Section 3.09(b) with respect to the Leased Real Property being assumed by Buyer;
(xviii)    evidence of the termination of that certain Trademark License Agreement, in form and substance reasonably satisfactory to Buyer;
(xix)    the South Padre License Agreements, each in form and substance reasonably satisfactory to Buyer;
(xx)    the License Agreement referred to in Section 5.04 with respect to the Corpus Christi waterpark, substantially in the form of Exhibit J attached hereto (and with such changes as may be agreed to by Diamond Beach Holdings, LLC and Buyer between the date of this Agreement and Closing) (the “Corpus Christi License Agreement”), duly executed by Buyer and Diamond Beach Holdings, LLC (and Buyer shall consider in good faith all changes to the form set forth on Exhibit J as may be reasonably requested by Diamond Beach Holdings, LLC prior to the Closing, but Buyer shall not be obligated to accept such changes);
(xxi)     the Family Settlement Documents held in escrow pending the Closing in the forms attached hereto as Exhibit I, fully executed by Jana Faber, Gary Henry and Jeff Henry; and
(xxii)    the consent of the UG and the STAR Bonds Acknowledgement and Assumption Agreement, as contemplated by Section 7.01(i).
In addition to the above deliveries, the Seller Parties shall take all other actions and execute any additional instruments as Buyer may reasonably request as may be necessary or advisable to put Buyer (or any controlled Affiliate designated by Buyer) in actual possession or control of the Assets or otherwise complete the Subject Transactions.

(b)    Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing, Buyer shall make the payments and take the other actions as provided in Section 2.02(e); and deliver to the Seller Parties all of the following:

(i)    the Assignment and Assumption Agreement, duly executed by Buyer (or any controlled Affiliate designated by Buyer);

(ii)    the Lease Assignments, duly executed by Buyer (or any controlled Affiliate designated by Buyer);

(iii)    the Escrow Agreement, duly executed by Buyer;

(iv)    a certificate of the Secretary of Buyer, dated as of the Closing Date, (A) certifying as complete and accurate as of the Closing Date attached copies of Organizational Documents of Buyer (including a copy of Buyer’s Organizational Documents and all amendments thereto); (B) certifying and attaching all requisite resolutions or actions of Buyer’s Governing Authority approving the execution, delivery and performance of this Agreement and the other Acquisition Documents and the Subject Transactions; and (C) certifying as to the incumbency and signatures of the officers of Buyer executing this Agreement and the other Acquisition Documents;

(v)    all certificates required by Article VIII;

(vi)    the Consulting Agreement, duly executed by Buyer (or any controlled Affiliate designated by Buyer);

(vii)    the South Padre Shared Services Agreement, duly executed by Buyer (or any controlled Affiliate designated by Buyer);

(viii)    the Corpus Christi Shared Services Agreement, duly executed by Buyer (or any controlled Affiliate designated by Buyer);

(ix)    the Family Tail Shared Services Agreement, duly executed by Buyer (or any controlled Affiliate designated by Buyer); and

(x)    the Corpus Christi License Agreement, duly executed by Buyer (or any controlled Affiliate designated by Buyer).

In addition to the above deliveries, Buyer shall take all other actions and execute any additional documents as any Seller may reasonably request as may be necessary or advisable for the assumption by Buyer (or any controlled Affiliate designated by Buyer) of the Assumed Liabilities and to complete the Subject Transactions.

2.07    Allocation of Purchase Price. The Purchase Price received by the Seller Parties and the Assumed Liabilities shall be allocated among the Assets for all purposes (including Tax and financial accounting) in accordance with Exhibit G attached hereto. Buyer shall prepare and deliver IRS Form 8594, consistent with the purchase price allocation attached hereto, to Sellers’ Representative within forty-five (45) days after the Closing Date to be filed with the IRS. Each Seller agrees that promptly after such Seller’s receipt of the IRS Form 8594 it shall return an executed copy thereof to Buyer (through the Sellers’ Representative). Buyer and Sellers’ Representative each agree to file IRS Form 8594, and all related United States federal, state and local, and non-U.S., Tax Returns consistent with the purchase price allocation attached hereto. Buyer and Sellers’ Representative each agrees to provide the other promptly with any other information required to complete IRS Form 8594. Furthermore, any event occurring post-Closing that requires a purchase price adjustment will result in both Buyer and Sellers’ Representative amending Form 8594 as may be required under the Code and regulations thereunder.

2.08    Closing Financial Statements; Purchase Price Adjustments.

(a)    As soon as practicable following the Closing, but in no event later than One Hundred Twenty (120) days following the Closing Date, Buyer shall cause to be prepared and delivered to the Sellers’ Representative a report (the “Adjustment Report”), which shall set forth and show in reasonable detail Buyer’s computation of: (i) the book value of the Current Assets, the amount of Current Liabilities, and the corresponding Net Asset Value, all as of the Closing Date, (ii) Indebtedness as of the Closing, (iii) Transaction Expenses as of the Closing, (iv) the computation of the Positive Adjustment Amount or Negative Adjustment Amount, as set forth in Section 2.08(d), and (v) the computation of the Purchase Price based on item (i) of this sentence. The Adjustment Report shall be calculated and prepared in accordance with GAAP and will provide reasonable detail with respect to items (i), (ii) and (iii), including a breakdown of those items as between the Galveston Sellers, the Kansas City Sellers and the New Braunfels Sellers. The book value of the Current Assets as reflected on the Adjustment Report shall hereinafter be referred to as the “Asset Value” and the amount of the Current Liabilities as reflected on the Adjustment Report shall hereinafter be referred to as the “Liability Amount.” The term “Net Asset Value” means an amount (expressed as a positive or negative number, as necessary) equal to the Asset Value, minus the Liability Amount.

(b)    Within fifteen (15) Business Days after Buyer’s delivery of the Adjustment Report, the Sellers’ Representative may deliver a written notice (a “Protest Notice”) to Buyer of any objections to the Adjustment Report, in reasonable detail, indicating each disputed item or amount (the “Disputed Matters”) and the basis for the disagreement with how such Disputed Matter is calculated in the Adjustment Report. During the ten (10) Business Days (the “Resolution Period”) following Buyer’s receipt of a Protest Notice, Buyer and the Sellers’ Representative shall attempt to resolve any Disputed Matters. If at the end of the Resolution Period, Buyer and the Sellers’ Representative shall have failed to resolve their dispute, the Disputed Matters only shall be referred to Ernst & Young or such other accounting firm of national reputation as may be agreed to by Buyer and the Sellers’ Representative (the “Adjustment Arbitrator”), for final determination of the Disputed Matters only within forty-five (45) days after the date of such referral. The Adjustment Arbitrator shall only decide the Disputed Matters and their decision for each Disputed Matter must be within the range of values assigned to each such item in the Adjustment Report and the Protest Notice, as applicable. For the avoidance of doubt, if Sellers’ Representative does not include any item from the Adjustment Report as a Disputed Matter in the Protest Notice, then Sellers’ Representative shall be deemed to have accepted the calculation of such item in the Adjustment Report and such calculation shall be final. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Adjustment Arbitrator with respect to the Disputed Matters in accordance with the provisions hereof shall be final and binding upon Buyer and the Sellers’ Representative, with no right of appeal therefrom. The fees and expenses of the Adjustment Arbitrator for each Disputed Matter shall be paid by the party (i.e., Buyer, on the one hand, or the Sellers’ Representative (on behalf of the Seller Parties), on the other hand) whose last proposed written offer for the settlement of the applicable Disputed Matter prior to the commencement of such arbitration, taken as a whole, was farther away from the final determination of the Adjustment Arbitrator. If the final determination of the Adjustment Arbitrator is equal to the difference between the last proposed written offers of Buyer, on the one hand, and the Sellers’ Representative, on the other hand, then Buyer and the Sellers’ Representative (on behalf of the Seller Parties) shall each pay one-half of the fees and expenses of the Adjustment Arbitrator with respect to the applicable Disputed Matter.

(c)    If Sellers’ Representative accepts the Adjustment Report as delivered or does not timely deliver a Protest Notice, then Sellers’ Representative shall be deemed to have accepted the calculation of the Net Asset Value as of the Closing Date,

Indebtedness as of the Closing, Transaction Expenses as of the Closing, and the corresponding Positive Adjustment Amount or Negative Adjustment Amount, as the case may be, and Purchase Price, as applicable, all as set forth in the Adjustment Report. If the Sellers’ Representative timely delivers a Protest Notice in accordance with Section 2.08(b), then any of the Net Asset Value, Indebtedness, Transaction Expenses or the corresponding Positive Adjustment Amount or Negative Adjustment Amount, as the case may be, and Purchase Price, as applicable, that are included in the Protest Notice as a Disputed Matter shall be determined in accordance with the arbitration mechanism set forth in Section 2.08(b).

(d)    If the Final Net Asset Value is greater than the Estimated Net Asset Value, then the amount of such difference is referred to herein as the “Positive Adjustment Amount”. If the Final Net Asset Value is less than the Estimated Net Asset Value, then the amount of such difference is referred to herein as the “Negative Adjustment Amount”.

(e)    If there is a Positive Adjustment Amount under Section 2.08(d), then Buyer shall pay to the Galveston Sellers and the New Braunfels Sellers (in accordance with the allocation set forth in the following sentence, with one wire transfer of immediately available funds being sent to the Galveston Sellers and a separate wire transfer of immediately available funds being sent to the Sellers’ Representative for distribution to the New Braunfels Sellers), an aggregate amount equal to the Positive Adjustment Amount within five (5) Business Days after Buyer’s receipt of the Allocation Notice from Sellers’ Representative; provided that, notwithstanding anything to the contrary contained herein, in no event shall the Seller Parties be entitled to recover under this section more than an aggregate amount equal to the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount. Within three (3) Business Days after the amounts set forth on the Adjustment Report are finally determined under Section 2.08(c) the Sellers’ Representative shall provide to Buyer an allocation (the “Allocation Notice”) of the Positive Adjustment Amount as between the Galveston Sellers and the New Braunfels Sellers, along with wire transfer instructions for the Galveston Sellers and the Sellers’ Representative (for distribution to the New Braunfels Sellers). In addition, within five (5) Business Days after Buyer’s receipt of the Allocation Notice from Sellers’ Representative, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Galveston Sellers and the Sellers’ Representative (for distribution to the New Braunfels Sellers) the Adjustment Escrow Amount in accordance with the Allocation Notice.

(f)    If there is a Negative Adjustment Amount under Section 2.08(d), then, within five (5) Business Days after the amounts set forth on the Adjustment Report are finally determined under Section 2.08(c), Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to:

i.
disburse to Buyer the Negative Adjustment Amount from the Adjustment Escrow Account (and to the extent the Adjustment Escrow Amount is insufficient, from the Indemnity Escrow Account); it being understood that, in no event shall Buyer be entitled to recover more than the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount; it being further understood that the Seller Parties will replenish any and all funds used from the Indemnity Escrow Account to pay the Negative Adjustment Amount within five (5) Business Days of such funds being disbursed from the Indemnity Escrow Account; and

ii.
disburse to the Galveston Sellers and the New Braunfels Sellers (in accordance with the Allocation Notice, with one wire transfer of immediately available funds being sent to the Galveston Sellers and a separate wire transfer of immediately available funds being sent to the Sellers’ Representative for distribution to the New Braunfels Sellers) any remaining funds in the Adjustment Escrow Account (if any).

(g)    If the Final Indebtedness is greater than the Closing Date Indebtedness, then, to the extent that Buyer (or any of its Affiliates) actually assumes or otherwise suffers any Losses with respect to such difference, then Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer the amount of such difference (to the extent of such assumption and/or Losses) from the Adjustment Escrow Account (and to the extent the amount in the Adjustment Escrow Account is insufficient, from the Indemnity Escrow Account). If the Final Transaction Expenses are greater than the Closing Date Transaction Expenses, then, to the extent that Buyer (or any of its Affiliates) actually assumes or otherwise suffers any Losses with respect to such difference, then Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer the amount of such difference (to the extent of such assumption and/or Losses) from the Adjustment Escrow Account (and to the extent the amount in the Adjustment Escrow Account is insufficient, from the Indemnity Escrow Account). In addition, the Seller Parties will replenish any and all funds used from the Indemnity Escrow Account to pay for the Losses described in this Section 2.08(g) within five (5) Business Days of such funds being disbursed from the Indemnity Escrow Account.

(h)    For the avoidance of doubt, in the event of a Delayed KC Closing Scenario, (i) for the Texas Transaction, the Adjustment Report will not include the Kansas City Purchase Price, the Kansas City Indebtedness or the Kansas City Transaction Expenses, and (ii) for the KC Delayed Closing, no Adjustment Report is required. If at any time after the KC Delayed Closing, Buyer (or any of its Affiliates) actually assumes or otherwise suffers any Losses with respect to the Kansas City Indebtedness or the Kansas City Transaction Expenses, as applicable, then Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer the amount of any and all such Losses from the Adjustment Escrow Account (and to the extent the amount in the Adjustment Escrow Account is insufficient or if the funds in the Adjustment Escrow Account have already been released, as applicable, from the Indemnity Escrow Account). In addition, the Seller Parties will replenish any and all funds used from the Indemnity Escrow Account to pay for the Losses described in this Section 2.08(h) within five (5) Business Days of such funds being disbursed from the Indemnity Escrow Account.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE SELLER PARTIES

Each of the Seller Parties represents and warrants as follows with respect to itself as a Seller and the Assets to which it is transferring pursuant to Section 2.01 (the “Seller’s Assets”), in each case taking into account the Reorganization as applicable:

3.01    Ownership; Authorization. The equity owners of each Seller are set forth on Schedule 3.01. Seller has full legal right, power and authority to execute, deliver, and perform this Agreement and each of the other Acquisition Documents to which it is a party, and to sell, assign, transfer, convey and deliver the Seller’s Assets pursuant hereto and thereto. Each Governing Authority of Seller has taken all actions required by Law, its Organizational Documents or otherwise to duly authorize the execution and delivery of this Agreement, and the other Acquisition Documents to which it is a party, and the performance of its obligations hereunder and thereunder and no further authorization or consent of the Governing Authority is required in order to approve the consummation of the Subject Transactions. This Agreement has been duly executed and delivered by the Seller Parties and upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of Seller, the remaining Acquisition Documents will have been duly executed and delivered by the Seller Parties, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Seller Parties enforceable against them in accordance with the respective terms thereof.
3.02    Title and Sufficiency of Assets; Inventory.
(a)    Except as set forth on Schedule 3.02, (i) Seller has, and Buyer will have upon Closing, good and indefeasible title to all of the Seller’s Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and upon delivery to Buyer, Seller will transfer to Buyer (or any controlled Affiliate designated by Buyer) good and indefeasible title to the Seller’s Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and (ii) except for properties and assets, which have been sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date, Seller has not sold, transferred or otherwise disposed of any of its assets since the Balance Sheet Date. All of the tangible assets forming a part of the Seller’s Assets, including, without limitation, the Improvements and Tangible Personal Property, are in good operating condition, are adequate for the purpose used, and none of such tangible assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or costs. As of the Closing Date, the Seller’s Assets are sufficient for the continued operation of the Parks after the Closing Date in substantially the same manner as conducted prior to the Closing Date, including, without limitation, the right to access the amount of water necessary to operate the Parks and dispose of such water in compliance with all Laws. None of the Excluded Assets are material to the business or operation of the Parks.

(b)    All items of inventory and Supplies (including raw materials, work-in-process and finished goods) reflected on the Balance Sheet or thereafter acquired (and not subsequently disposed of in the Ordinary Course of Business) are merchantable and are held for sale in the Ordinary Course of Business as first quality goods at normal mark-ups, none of such items is obsolete or below standard quality, and each item of such inventory reflected on the Balance Sheet and the books and records of Seller is so reflected on the basis of a complete physical count and is valued at the lower of cost (on a first in, first out basis) or market in accordance with GAAP. All items of inventory and Supplies are owned by Seller free and clear of all Encumbrances, and no inventory or Supplies is held on a consignment basis.

3.03    Existence; Good Standing; and Authority. Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which Seller is organized or incorporated, as applicable. Seller has the power and authority to own, operate or lease its properties and assets and to carry on the business and operation of the Parks as now being conducted. Seller is duly qualified to transact business and is in good standing in all jurisdiction(s) set forth on Schedule 3.03, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of Seller’s Assets or the business or operation of the Parks as currently conducted makes such licensing or qualification necessary. No other jurisdiction has demanded, requested or otherwise indicated in writing that Seller is required to so qualify on account of the ownership or leasing of the Seller’s Assets or the business or operation of the Parks. Seller has provided to Buyer true and complete copies of all of the Organizational Documents for Seller.

3.04    Subsidiaries and Investments. Except as set forth on Schedule 3.04, Seller does not, directly or indirectly own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, general partnership, limited partnership, limited liability partnership, joint venture, limited liability company or other entity.

3.05    Financial Statements.

(a)    Schedule 3.05(a) sets forth (i) the unaudited consolidated balance sheets of Seller dated as of December 31, 2016, 2017 and 2018, and the related statements of income and operations for the years then ended and (ii) the unaudited interim balance sheets of Seller dated as of March 31, 2019 and the related unaudited interim statements of income and operations for the three (3) month period then ended (collectively, the “Financial Statements”). The balance sheet of Seller dated as of March 31, 2019 (the “Balance Sheet Date”) is referred to as the “Balance Sheet”. The Financial Statements have been prepared from the books and records of Seller in accordance with GAAP and fairly present in all material respects the financial position of Seller with respect to the business and operation of the Parks.

(b)    Seller maintains internal controls over financial reporting that provide reasonable assurance that: (i) receipts and expenditures are made, and access to Seller’s assets are permitted only in accordance with, management’s authorization; (ii) Seller’s books and records accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of Seller; and (iii) transactions are recorded as necessary to permit preparation of financial statements of Seller in accordance with GAAP and to maintain accountability for the assets of Seller.

3.06    No Material Changes. Since the Balance Sheet Date, and except as reflected on Schedule 3.06, Seller has operated the Parks in the Ordinary Course of Business and there has been (a) no Material Adverse Effect, (b) no fact or condition exists or is contemplated, or, to the Knowledge of the Seller Parties, threatened, which might cause a material adverse change in the future, and (c) no event, condition, action, or effect that, if it were to occur after the date hereof and prior to the Closing Date, would constitute a breach of Section 5.01. The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or any other income not earned in the Ordinary Course of Business, except as expressly specified therein.

3.07    Books and Records. The Business Records and other books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Seller contain accurate and complete records of all meetings held of, and action taken by, the Governing Authority of Seller, and committees of the Governing Authority of Seller, and no meeting of any such Governing Authority, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the Business Records will be in the possession of Seller, except to the extent that such Business Records are Excluded Assets.

3.08    Affiliate Transactions. Neither any Related Person nor any Affiliate of any Seller has, or has had, any interest in any property or asset (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Seller’s Assets. Except as set forth on Schedule 3.08, neither any Related Person nor any Affiliate of any Seller is a party to any Contract with, has any claim or right against Seller, or owes any Indebtedness to Seller.

3.09    Real Property and Leases.

(a)    Schedule 3.09(a) sets forth each parcel of Owned Real Property, including with respect to each property, the address location and use. The Seller Parties have provided Buyer with copies of any title insurance policies, opinions, abstracts and surveys in the possession or control of Seller with respect to such parcel. Except as set forth on Schedule 3.09(a), with respect to each parcel of Owned Real Property: (i) Seller has good and indefeasible fee simple title, free and clear of all Encumbrances, except for Permitted Encumbrances; (ii) except as otherwise set forth herein, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) to the Knowledge of the Seller Parties, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)    Schedule 3.09(b) sets forth each parcel of Leased Real Property, and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Each applicable Seller has delivered to Buyer a true and complete copy of each Lease, and will deliver to Buyer within thirty (30) days prior to Closing estoppel certificates signed by the lessors under each material Lease being assigned to Buyer, in form and content reasonably satisfactory to Buyer, setting forth each of the items in subsections (i)-(v) (with such below language being conformed as reasonably necessary to account for the fact that such estoppel will be given by the landlord rather than the applicable Seller) of the following sentence with respect to each such Lease. Except as set forth on Schedule 3.09(b), with respect to each Lease: (i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) Seller is not in breach or default under such Lease, and, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease; (iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of the Seller Parties, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; (iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property, except, with respect to the Galveston Lease, the deeds of trust and other Encumbrances in favor of American National Insurance Company. The Seller Parties acknowledge that such deeds of trust and other Encumbrances in favor of American National Insurance Company are to be paid off and released at Closing. Notwithstanding the foregoing, the landlord estoppel certificate for the Galveston Lease would be substantially in the form as attached to Exhibit E to the Galveston Lease.

(c)    Except as set forth on Schedule 3.09(c), Seller has not received any written notice of (i) violations of building codes or zoning ordinances or other governmental or regulatory Laws affecting the Owned Real Property or the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Owned Real Property or the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Owned Real Property or the Leased Real Property as currently operated. Except as set forth on Schedule 3.09(c), neither the whole nor any portion of any Owned Real Property or the Leased Real Property has been damaged or destroyed by fire or other casualty since January 1, 2012.

3.10    Contracts.

(a)    Set forth on Schedule 3.10(a) is a complete list of each of the following Contracts by which any of the Seller’s Assets are bound or affected or by which Seller is bound in connection with the business or operation of the Parks as of the date of this Agreement: (i) all Contracts relating to the employment or engagement of any individual, all severance agreements, and all bonus, deferred compensation, change of control, pension, profit sharing, stock option, employee stock purchase, phantom stock, retirement and other employee benefit plans and agreements; (ii) all loans to, advances to, and investments in, any other Person, and all Contracts relating to the making of any such loan, advance or investment; (iii) all Contracts for the guarantee of the obligations of Seller’s clients, suppliers, partners, employees, Affiliates or others or which provides for, or relates to, the incurrence of indebtedness for borrowed money; (iv) all management services, consulting, independent contractor, and any other similar type Contracts; (v) all leases of personal property; (vi) all Contracts limiting or prohibiting the right of Seller to engage in any line of business or to compete with any other Person; (vii) all Contracts that constitute a joint venture or partnership agreement or a limited liability company operating agreement; (viii) all Contracts for Indebtedness; (ix) all Contracts containing a most favored nation provision in favor of any Person other than Seller; (x) all Contracts containing the settlement, release, compromise or waiver of any rights, claims or Liabilities; (xi) all Contracts with any Affiliate or Related Person of a Seller; (xii) all Contracts containing a nonsolicitation or similar provision in favor of any Person other than Seller; (xiii) all Contracts for the purchase, licensing or development of software; (xiv) all Contracts for Licensed Intellectual Property (other than mass market software licensed to Seller that is commercially available and subject to “shrinkwrap” or click through” license arrangements); (xv) all Contracts not entered into in the Ordinary Course of Business; (xvi) all Contracts which involve the expenditure by Seller of more than $100,000 in aggregate annual payments in any calendar year; (xvii) all Contracts which might reasonably be expected to have a potential adverse impact on operations of Seller; (xviii) all Contracts binding Seller to an exclusive arrangement; (xix) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the business or operations of the Parks or that contain “take or pay” provisions; (xx) all Contracts that relate to the acquisition or disposition of any business, any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (xxi) all Contracts for the sale of any of the Seller’s Assets (other than the sale of products sold by Seller in the Ordinary Course of Business) or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Seller’s Assets (other than the sale of products sold by Seller in the Ordinary Course of Business); (xxii) all customer Contracts that involve consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice; (xxiii) all supplier and vendor Contracts that involve consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice; (xxiv) all distribution Contracts; (xxv) all Contracts pursuant to which Seller grants a power of attorney to any Person; (xxvi) all collective bargaining agreements or Contracts with any labor union; (xxvii) all Contracts with any Governmental Body; and (xxviii) all other Contracts that are material to the Seller’s Assets or the operation or business of the Parks and not previously disclosed pursuant to this Section 3.10(a).

(b)    Except as set forth on Schedule 3.10(b), each Assigned Contract and each Contract set forth on Schedule 3.10(a) is a valid and binding agreement of Seller and any other Person that is a party thereto, is in full force and effect, and is enforceable in accordance with its terms. The enforceability of such Contracts will not be affected in any manner by the execution and delivery of this Agreement and the consummation of the Subject Transactions. Seller has not violated any of the terms or conditions of any Assigned Contract or any Contract set forth on Schedule 3.10(a) and is not otherwise in default thereof, and, to the Knowledge of the Seller Parties, no party to such Contracts other than Seller is in breach of or default under such Contracts and all of the terms and conditions to be performed under such Contracts by any party thereto other than Seller have been fully performed and such Contract is free from any right of termination on the part of any party thereto. There exists no default or event of default or event, occurrence, condition or act (including the purchase of the Seller’s Assets hereunder) which, with the giving of notice or the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. None of the parties to any Assigned Contract or any Contract set forth on Schedule 3.10(a) has given notice (whether written or oral) of its intent to terminate such Contract and Seller has no reason to believe that any party intends to terminate any such Contract prior to or following the consummation of the Subject Transactions. There have been no amendments or modifications to any Assigned Contract or any Contract set forth on Schedule 3.10(a) which would make any of the information disclosed herein inaccurate or incomplete. Complete and correct copies of each of the Assigned Contracts (including all modifications, amendments and supplements thereto) and Contracts on Schedule 3.10(a) have been made available to Buyer. There are no disputes pending, or to the Knowledge of the Seller Parties threatened, under any Contract included in the Seller’s Assets.

3.11    No Conflict.
(a)    Except for such filings as may be required under the HSR Act and as set forth on Schedule 3.11(a), neither the execution and delivery of this Agreement or any of the other Acquisition Documents nor the consummation or performance of the Subject Transactions will, directly or indirectly (with or without notice or lapse of time):
(i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the Governing Authority of Seller that is currently in effect;
(ii)    contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Subject Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Seller, or any of the Seller’s Assets, may be subject;
(iii)    contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to any of the Seller’s Assets;
(iv)    cause Buyer to become subject to, or to become liable for the payment of, any Tax;
(v)    contravene, conflict with, or result in a violation or breach of any provision of, give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract, Contract set forth on Schedule 3.10(a), or Governmental Authorizations to which Seller is a party or to which Seller is bound by or to which any of Seller’s Assets are subject; or
(vi)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Seller’s Assets.
(b)    Except for such filings as may be required under the HSR Act and as set forth on Schedule 3.11(b), no Seller is or will be required to give any notice or other action to, or obtain any Consent from, any Person, under any Contract or Governmental Authorizations to which Seller is a party or to which Seller is bound by or to which any of Seller’s Assets are subject (including the Assigned Contracts) in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation or performance of the Subject Transactions.
(c)    All such filings, consents and waivers (i) as may be required under the HSR Act will be duly filed, given, or taken on or prior to the Closing Date, and (ii) set forth on Schedules 3.11(a) and (b) will be duly filed, requested or taken on or prior to the Closing Date (except those consents expressly required by Article VII to be obtained prior to the Closing Date, which will be obtained and in full force and effect on the Closing Date as a condition to closing under Article VII).
3.12    Litigation. Except as set forth on Schedule 3.12, (a) there is no Proceeding by any Person, or by or before (or any investigation by) any Governmental Body, pending, or to the Knowledge of the Seller Parties threatened, against or affecting Seller, the Seller’s Assets or the Assumed Liabilities, and, to the Knowledge of Seller Parties, there is no valid basis for any such Proceeding, and (b) neither Seller, Seller’s Assets or the Assumed Liabilities have been subject to any such Proceeding in the past five (5) years. There is no pending Proceeding that has been commenced against Seller and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Subject Transactions and, to the Knowledge of the Seller Parties, no such Proceeding has been threatened. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting Seller or the Seller’s Assets.

3.13    Tax Returns and Payments. All of the Tax Returns of Seller (and any Affiliate or predecessor of any Seller that previously owned any of the Seller’s Assets) required by Law to be filed on or before the date of this Agreement have been duly and timely filed. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with applicable Law. Except as set forth on Schedule 3.13, all Taxes owed by Seller (and any Affiliate or predecessor of any Seller that previously owned any of the Seller’s Assets), whether or not shown or required to be shown on any Tax Return, have been paid. There are in effect no waivers or extensions of any applicable statute of limitations related to such Tax Returns. No claim has been made by any Governmental Body where Tax Returns have not been filed that any Seller (or any Affiliate or predecessor of any Seller that previously owned any of the Seller’s Assets) is subject to tax in such jurisdiction. There are no liens on any of the Seller’s Assets with respect to unpaid Taxes. Except as set forth on Schedule 3.13, no Seller (or Affiliate or predecessor of any Seller that previously owned any of the Seller’s Assets) is subject to any audit or dispute in respect of its Taxes, no deficiency assessment or proposed adjustment for Taxes is pending, and, to the Knowledge of the Seller Parties, no Seller (or any Affiliate or predecessor of any Seller that previously owned any of the Seller’s Assets) is subject to any Liability for Taxes, whether or not proposed, with respect to any period through the date of this Agreement or which could be imposed upon any of its properties or assets. Each Seller (and any Affiliate or predecessor of any Seller that previously owned any of the Seller’s Assets) has withheld and paid all taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

3.14    No Undisclosed Liabilities. Seller does not have, and none of the Seller’s Assets are subject to, any outstanding claims, Liabilities or Indebtedness, accrued, contingent or otherwise, and whether due or to become due, except as reflected or reserved against in the Financial Statements (or referred to in the footnotes thereto) or the Balance Sheet as of the Balance Sheet Date, or on Schedule 3.14(a), other than Liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business consistent with past practice and which are not, individually or in the aggregate, material in amount. The reserves reflected on the Balance Sheet are adequate, appropriate and reasonable in accordance with GAAP. To the Knowledge of the Seller Parties, there is no basis for the assertion against Seller of any Liability not fully reflected or accrued for on the Balance Sheet. All Closing Date Indebtedness (as estimated on the date of this Agreement) is set forth on Schedule 3.14(b). Except as set forth on Schedule 3.14(b), Seller is not in default in respect of the terms or conditions of any Indebtedness, nor are there any facts which, with the passage of time, would result in any such default.

3.15    Insurance. Seller has maintained and has in effect such policies of motor vehicle, property, casualty, workers’ compensation, general liability and other insurance, including group insurance and other life, health, disability or other insurance for the benefit of employees or their dependents or both as are required by Law and are adequate and appropriate with respect to the Seller’s Assets. Set forth on Schedule 3.15 is (a) a complete list, with a summary thereof, of all insurance policies (“Insurance Policies”) which Seller maintains with respect to the Seller’s Assets, its properties (including the Parks) or employees, which Insurance Policies are in full force and effect, and (b) a list of all pending claims and the claims history under such Insurance Policies for the past five (5) years. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

1.	Intellectual Property.

(a)    Schedule 3.16(a) lists all (i) Owned Intellectual Property, including for any such Owned Intellectual Property that is registered or subject to a pending application for registration, (A) the record owner, (B) the jurisdiction where the application or registration is located, (C) the application or registration number, and (D) the application or registration date, and (ii) all Licensed Intellectual Property.

(b)    Seller is the sole and exclusive legal, beneficial and, with respect to registered Intellectual Property, record owner of all right, title and interest in the Owned Intellectual Property, free and clear of all Encumbrances. No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties was used in the development of any Owned Intellectual Property. With respect to applications for registration and registered Owned Intellectual Property, (i) all such Intellectual Property is valid, enforceable, subsisting and in full force and effect and (ii) Seller has paid all registration, renewal and maintenance fees and taxes that are due and payable in respect of such applications and registrations and made all filings required to maintain Seller’s ownership thereof. There are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the issued or registered Owned Intellectual Property invalid or unenforceable, or would affect any pending application for any Owned Intellectual Property. Schedule 3.16(b) sets forth any actions that must be taken with respect to the applications for and registrations of Owned Intellectual Property within six (6) months of the Closing Date, including payment of any registration, maintenance or renewal fees or the filing of any responses to office actions for the purposes of obtaining, maintaining, perfecting, preserving or renewing any such Owned Intellectual Property.

(c)    The Purchased Intellectual Property constitutes all of the Intellectual Property necessary for, or used or held for use in, the business and operation of the Parks. Seller owns, licenses or otherwise has valid and enforceable rights to use all the Purchased Intellectual Property, free and clear of all Encumbrances. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer's right to own or use any Purchased Intellectual Property. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased Intellectual Property, or restricting the licensing thereof to any person or entity.

(d)    Except as set forth on Schedule 3.16(d), Seller’s prior and current use of the Purchased Intellectual Property and the business and operation of the Parks as currently and formerly conducted have not, do not and will not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity (i) claiming that the Seller has infringed, misappropriated or otherwise violated any of the Intellectual Property owned by such Person, (ii) otherwise challenging the ownership, validity, enforceability, registrability, effectiveness or use of the Purchased Intellectual Property, or (iii) to the effect that the exercise of rights in any Purchased Intellectual Property by the Seller or any predecessor-in-interest to any Seller infringes or will infringe any Intellectual Property right or other proprietary or personal right of any Person. Except as set forth on Schedule 3.16(d), to the Knowledge of the Seller Parties, (i) no Person has infringed, misappropriated, diluted or otherwise violated any Purchased Intellectual Property, (ii) no Person is infringing, misappropriating, diluting, or otherwise violating any of the Purchased Intellectual Property, and Seller has not made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

3.17    Compliance with Laws. Except as set forth on Schedule 3.17, Seller is, and has in the past five (5) years been, in compliance with all Laws applicable to the business and operation of the Parks or the ownership and use of the Seller’s Assets, including, without limitation, the Federal Occupational Safety and Health Act, ERISA, Fair Labor Standards Act, all Laws relating to the safe conduct of business, and all Environmental Health and Safety Requirements. Except as set forth on Schedule 3.17, Seller has not received any notice of any asserted present or past failure of Seller to comply with any Laws.

3.18    Employees.
(a)    Schedule 3.18(a)(i) contains a complete and accurate list of the following information for each employee, officer or director of Seller, including each employee on leave of absence or layoff status: employer; name; job title; full-time, part-time, or seasonal; FLSA classification (exempt or non-exempt); current compensation paid or payable and any change in compensation since December 31, 2018; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Seller’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Employee Benefit Plan. Unless otherwise disclosed in Schedule 3.18(a)(ii), all employees are “employees at will” and are employed directly by a Seller.
(b)    Schedule 3.18(b) contains a complete and accurate list of the following information for each retired employee, officer, manager or director of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
3.19    Labor and Employee Relations; Compliance. Seller has never been and is not a party to any collective bargaining or other labor Contract. In the past five (5) years, there has not been, there is not presently pending or existing, and to Knowledge of the Seller Parties there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, in each case, with respect to Seller’s current or former employees, (b) any Proceeding against or affecting Seller relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Seller Parties, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. Seller has complied in all respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings. Seller does not have any Liabilities in connection with the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws. All employees have been properly classified as employees and as exempt or nonexempt under applicable Law and have been paid properly under applicable Law. All independent contractors have been properly classified as independent contractors.
3.20    Employee Benefit Plans.

(a)    Set forth on Schedule 3.20 is a complete and accurate list of all Employee Benefit Plans established, maintained or contributed to by Seller (including for this purpose and for the purpose of all of the representations in this Section 3.20, all ERISA Affiliates) at any time during the five (5) year period ending on the Closing Date.
(b)    Seller does not take part in and is not a party to, and has never taken part in or been a party to, (i) maintaining or contributing to any Employee Benefit Plan subject to ERISA which is not in material compliance with ERISA and the Code, or (ii) maintaining or contributing to any employee benefit plans other than those listed on Schedule 3.20. The assets of Seller’s Employee Benefit Plans are adequate to pay all debts, Liabilities and claims with respect to such plan to the extent that claims have been made on or prior to the Closing Date. None of the Employee Benefit Plans ever maintained by Seller has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by COBRA) or has ever promised to provide such post-termination benefits. There are no promised increases in benefits (whether expressed, implied, oral or written) under any Employee Benefit Plan maintained by Seller, nor are there any obligations, commitments or understandings to continue any such Employee Benefit Plans (whether expressed, implied, oral or written), except as required by COBRA. Each Employee Benefit Plan maintained by Seller as of the Closing Date is subject to termination by Seller without any further Liability on the part of Seller to make further contributions to any such plan following such termination, and the termination of any Employee Benefit Plan would not accelerate or increase any benefits payable under such Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment to be made by Seller (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (B) increase any benefits otherwise payable under any Employee Benefit Plan.
(c)    Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. Full payment has been made of all amounts which Seller is required, under applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Seller is a party, to have paid as contributions thereto as of the Closing Date. Seller has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.
(d)    There has not been any material failure of any party to comply with any Law applicable to any Employee Benefit Plan maintained by Seller. Seller has not engaged in any material transaction with respect to the Employee Benefit Plans which would subject Seller to a tax, penalty or Liability for prohibited transactions under ERISA or the Code, or for any other reason, and none of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or taken or failed to take any action that would result in any claim being made under, by or on behalf of any such plans by any party with standing to make such claim. No litigation, claim, arbitration, governmental proceeding, audit, or investigation or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Benefit Plan.
(e)    Seller has delivered or caused to be delivered to Buyer and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect for Seller, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, (ii) Form 5500 for the three (3) most recent completed fiscal years for each Employee Benefit Plan required to file such form, (iii) a current Summary Plan Description for each Employee Benefit Plan, together with any summary of any modifications thereto, (iv) any insurance or annuity policy (including any fiduciary liability insurance policy) related to any Employee Benefit Plan, and (v) the three (3) most recent Summary Annual Reports provided to participants for each Employee Benefit Plan.
(f)    Seller and its ERISA Affiliates have materially complied with COBRA.

(g)    There is no pending or threatened action, claim or Proceeding relating to any Employee Benefit Plan (other than Ordinary Course of Business claims for benefits) that is, or could be or become a Liability of Buyer.
(h)    Neither Seller nor any ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, or any Multiemployer Plan or has any Liability (including withdraw liability) relating thereto.
3.21    Certain Payments. Neither Seller nor any director, officer, agent or employee of Seller, nor any other Person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made, offered or agreed to offer any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

3.22    Broker’s or Finder’s Fees. Except for Camino Real Advisors, LLC, no agent, broker, person or firm acting on behalf of the Seller Parties is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the Subject Transactions.

3.23    Licenses, Permits, Consents and Approvals. Except as set forth on Schedule 3.23(a), Seller has (except for the Required Consent), and at the Closing Date will have, all Governmental Authorizations required to conduct the business and operations of the Parks as currently conducted or for the ownership and use of the Seller’s Assets. All such Governmental Authorizations are valid and in full force and effect. All fees and charges with respect to such Governmental Authorizations as of the date hereof have been paid in full. Schedule 3.23(b) lists all current Governmental Authorizations issued to Seller which are related to the business or operation of the Parks as currently conducted or the ownership and use of the Seller’s Assets, including the names of the Governmental Authorizations and their respective dates of issuance and expiration. To the Knowledge of Seller Parties, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization set forth in Schedule 3.23.

3.24    Environmental and Health and Safety Matters.
(a)    Except as set forth on Schedule 3.24:
(i)    Seller is and has been (A) in material compliance at all times with all applicable Environmental and Safety Requirements, (B) is not in violation of any Environmental and Safety Requirement, and (C) has not received any notice, report or information regarding any Environmental and Safety Liabilities or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements with respect to the past or present operations, properties or business of the Parks.
(ii)    Seller has obtained, and is and has been in material compliance at all times with all terms and conditions of, all permits, licenses, registrations, water rights and other Governmental Authorizations required pursuant to Environmental and Safety Requirements for the occupation of the Real Properties and the business and operation of the Parks. To the Knowledge of Seller Parties, all such permits, licenses, registrations, water rights and other Governmental Authorizations are in full force and effect and all steps have been taken that are required to maintain their continued existence and effectiveness.
(iii)    None of the following exists at any Real Property: asbestos-containing material in any form or condition; paint containing elevated levels of lead; polychlorinated biphenyl-containing materials or equipment; or underground storage tanks except in compliance with all applicable Environmental and Safety Requirements and as would not reasonably be expected to create an Environmental and Safety Liability.
(iv)    To the Knowledge of Seller Parties, the Subject Transactions do not impose any obligations under Environmental and Safety Requirements for site investigation or cleanup or notification to or consent of any Governmental Body or third parties.
(v)    No facts, events or conditions relating to past properties, the Real Property or the business or operation of the Parks or properties contiguous thereto will (A) materially prevent, hinder or limit continued compliance by Buyer with Environmental and Safety Requirements, (B) give rise to any corrective, investigatory or remedial obligations on the part of Buyer pursuant to Environmental and Safety Requirements, or (C) give rise to any Environmental and Safety Liabilities.

(vi)    Seller has not assumed, whether by Contract or operation of Law, any Liabilities or obligations of any third party under Environmental and Safety Requirements.
(vii)    Seller has not transported, stored, treated, or disposed of, nor has Seller allowed or arranged for any third parties to transport, store, treat, or dispose of Hazardous Materials or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Materials or waste and then in such a manner as would not be reasonably expected to create Environmental and Safety Liabilities.
(viii)    There are no claims pending, or to the Knowledge of the Seller Parties threatened, against, or affecting the Real Property, the business or operations of the Parks or the Seller’s Assets, related to or arising under Environmental and Safety Requirements existing as of the date hereof. No Real Property is subject to any judgment, order or decree pursuant to Environmental and Safety Requirements.
(iv)    No lien, covenant or use restriction has been imposed on any of the Seller’s Assets (including the Real Property) in connection with Environmental and Safety Requirements.
(b)    Seller has delivered or made available to Buyer true, complete and correct copies of any environmental reports, audits, assessments, analyses, tests, monitorings, and all other documents materially bearing on compliance with Environmental and Safety Requirements, in the possession, custody or control of Seller pertaining to any property owned or operated in connection with the business and operation of the Parks, and a true, complete and correct list identifying all third party facilities at which Hazardous Materials are generated in connection with the business and operation of the Parks (whether by Seller or any prior owner or occupant), or where Hazardous Materials have been transported, treated, stored, handled or disposed within the past five years.
3.25    Accounts Receivable. Except as set forth on Schedule 3.25, the Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof, with respect to the business and operation of the Parks, (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of Seller, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of Seller have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
3.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the applicable Schedules), Seller has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller’s Assets furnished or made available to Buyer and its Representatives, or as to the future revenue, profitability or success of the Seller’s business, or any representation or warranty arising from statute or otherwise in Law.
ARTICLE IV
REPRESENTATIONS OF BUYER

Buyer represents and warrants as follows:

4.01    Existence; Good Standing; and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.02    Power and Authority. Buyer has full legal power and authority to make, execute, deliver, and perform this Agreement and each of the other Acquisition Documents, and this Agreement and each of the other Acquisition Documents has been duly authorized and approved by all required action of Buyer, including by its Governing Authority. Buyer has taken all actions required by Law, its Organizational Documents or otherwise to duly authorize the execution and delivery of this Agreement and the other Acquisition Documents and the performance of its obligations hereunder and thereunder and no further authorization or consent of the Governing Authority or its equity owners is required in order to approve and consummate the Subject Transactions. This Agreement has been duly executed and delivered by Buyer and upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of Buyer, the remaining Acquisition Documents will have been duly executed and delivered by Buyer, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of Buyer enforceable against it in accordance with the respective terms thereof.
4.03    Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the Subject Transactions.

4.04    No Conflict.

(a)    Except for such filings as may be required under the HSR Act, neither the execution and delivery of this Agreement or any of the other Acquisition Documents nor the consummation or performance of any of the Subject Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the Governing Authority or equity owners of Buyer that is currently in effect;

(ii)    contravene, conflict with, or result in a violation of, or give any Governmental Body of other Person the right to challenge any of the Subject Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Buyer may be subject; or

(iii)    contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Buyer is a party.

(b)    Except for such filings as may be required under the HSR Act, Buyer is not required, and will not be required, to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation or performance of any of the Subject Transactions.

4.05    Litigation. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Subject Transactions. To the Knowledge of Buyer, no such Proceeding has been threatened.

4.06    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Subject Transactions.

ARTICLE V
COVENANTS OF THE SELLER PARTIES

.Conduct of Business of the Seller Parties. Except as otherwise expressly permitted or required by the terms of this Agreement, or as set forth on Schedule 5.01, or consented to in writing by Buyer, during the period from the date of this Agreement to the Closing Date, each Seller shall conduct the operations of such Seller only in the Ordinary Course of Business and preserve intact the business organizations of such Seller, keep available the services of officers and employees of such Seller and maintain and preserve the rights, franchises, goodwill and satisfactory relationships with licensors, suppliers, distributors, lessees, customers and others having business relationships with such Seller. Without limiting the foregoing, during the period from the date of this Agreement to the Closing Date, unless otherwise expressly permitted or required by the terms of this Agreement, set forth on Schedule 5.01, or a Seller otherwise obtains the prior written approval of Buyer, each Seller will:

(a)    refrain from modifying, amending or terminating the Organizational Documents of Seller;

(b)    maintain the compensation payable, or to become payable, by Seller to any officer, employee or agent at their levels on the date of this Agreement;

(c)    refrain from entering into any Contract or commitment except Contracts that are entered into in the Ordinary Course of Business;

(d)    refrain from making any loans, advances or capital contributions to, or investments in, any other Person;

(e)    refrain from incurring or committing to any capital expenditure, obligations or Liabilities in respect thereof which in the aggregate exceed or would exceed $100,000 on a cumulative basis;

(f)    refrain from selling, issuing or authorizing the issuance of (i) any equity interests or other securities of any Seller; (ii) any option or right to acquire any equity interests or other securities of any Seller; or (iii) any instrument convertible into or exchangeable for any equity interests or other securities of any Seller;

(g)    refrain from any action which may subject the respective assets of Seller to any Encumbrance of any kind or character (other than a Permitted Encumbrance);

(a)refrain from creating any easement, restriction or other Encumbrance on the Owned Real Properties (other than a Permitted Encumbrance), grant any lien or security interest on any portion of the Owned Real Property or Leased Real Property to secure any indebtedness or performance obligation, or modify, amend, or waive any provision of the Leases.

(i)    refrain from modifying, amending or terminating any of the Assigned Contracts, except (i) for terminations upon expiration of such Assigned Contracts; or (ii) as required by applicable Law;

(j)    refrain from selling, leasing (as lessor), transferring or otherwise disposing of, or mortgaging or pledging, or imposing any Encumbrance (other than any Permitted Encumbrance) on, any of the Seller’s Assets;

(k)    refrain from (i) preparing or filing any Tax Return inconsistent with past practice or, on any such Tax Return, taking any position, making any election, or adopting any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 6.10(a) or accelerating deductions to periods for which Seller is liable pursuant to Section 6.10(a)), (ii) settling or otherwise resolving any Tax claim, dispute or controversy with any Governmental Body or tax authority, and (iii) entering into any voluntary disclosure agreement in jurisdictions where Tax Returns are not filed as of the date hereof;

(l)    refrain from accelerating or delaying collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business other than to the extent relating solely to the Excluded Assets;

(m)    refrain from canceling any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than to the extent relating solely to the Excluded Assets;

(n)    refrain from modifying or amending in any manner the executed Family Settlement Documents that have been deposited in escrow pending the Closing;

(o)    preserve and maintain all Governmental Authorizations required for the operation or business of the Parks as currently conducted or the ownership and use of the Seller’s Assets;

(p)    pay the debts, Taxes and other obligations when due that are applicable to the operation and business of the Parks or the ownership and use of the Seller’s Assets;

(q)    continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable other than to the extent relating solely to the Excluded Assets;

(r)    maintain the properties and assets included in the Seller’s Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(s)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(t)    defend and protect the properties and assets included in the Seller’s Assets from infringement or usurpation;

(u)    perform all of its obligations under all Assigned Contracts;

     (v)    maintain the Business Records in accordance with past practice;

(w)    comply in all material respects with all Laws applicable to the operation and business of the Parks or the ownership and use of the Seller’s Assets; and

(x)    refrain from taking any action, the taking of which, or from omitting to take any action, the omission of which, would cause any of the representations and warranties contained in Article III to fail to be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date.

5.02    Review of Seller. The Seller Parties shall (a) permit Buyer and its Representatives to have, after the date of execution hereof, full and complete access to the premises (including, the Owned Real Property and the Leased Real Property) and to all the properties, assets, books, records and other documents of the Seller Parties to enable Buyer to make an examination of the Parks, Seller’s Assets, business, properties, assets, books, records and other documents of the Seller Parties as Buyer and its Representatives may determine; (b) cause the officers or other Representatives of the Seller Parties to furnish Buyer with such financial and operating data and other information with respect to the operations and business of the Parks and the Seller’s Assets as Buyer shall from time to time reasonably request, and (c) instruct the Representatives of the Seller Parties to cooperate with Buyer in connection with subsection (a) and (b) of this Section 5.02. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property consistent with ASTM Standard: E1527-13 - Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process. No Phase II testing or intrusive testing will be allowed without the advance written approval of the Seller Parties which shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed approved with respect to any Recognized Environmental Conditions identified in Buyer’s Phase I reports. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere with the operation and business of the Parks or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

5.03    No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10.01, the Seller Parties and their Affiliates will not, and will cause their Representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, enter into any letter of intent or other agreements with, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Seller’s Assets or the business of the Parks (other than with respect to the sale of inventory in the Ordinary Course of Business), or any of the ownership interests in any Seller, or any merger, consolidation, business combination, or similar transaction involving any Seller. The Seller Parties will promptly communicate to Buyer the terms of any proposal received or the fact that any Seller has received inquiry with respect to, any such transaction, and the identity of any Persons who initiated or participated in such discussions or negotiations. The Seller Parties shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, any of the foregoing transactions. Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
5.04    License Agreements. From and after the Closing, except for the limited purpose and duration set forth in the South Padre License Agreements attached to Schedule 5.04(a) and the Corpus Christi License Agreement attached to Exhibit J, the Seller Parties (i) shall cease their use of and shall have no right to use the name “SCHLITTERBAHN” in any form, and shall remove, permanently delete or destroy, or otherwise cover the name “SCHLITTERBAHN” that appears on any Excluded Asset, and (ii) agree not to use the “SCHLITTERBAHN” name or any variation thereof in any respect following the Closing. Without Buyer’s prior written consent, the Seller Parties shall not, and shall not permit any third party to, amend, modify or in any way alter the terms and conditions of the South Padre License Agreements prior to Closing or otherwise.
5.05    Lien and Guaranty Release. Three (3) days prior to Closing, the Seller Parties shall deliver to Buyer duly executed letters or similar written confirmation from the financial institutions and other Persons to which any Indebtedness is outstanding or otherwise available and that are listed on Schedule 3.14(b) (each, a “Lender” and, such letters or written confirmations, the “Payoff and Release Letters”), in form and substance reasonably satisfactory to Buyer and in each case conditioned upon the Closing: (a) indicating the total amount required to be paid to fully satisfy all Indebtedness as of the Closing Date (and the daily accrual thereafter) (the “Payoff Amount”); (b) providing that upon receipt of the Payoff Amount, the agreements, notes and related instruments evidencing such Indebtedness shall be terminated, all commitments thereunder shall be terminated and all obligations of Seller relating to such Indebtedness shall be released; (c) stating that all Encumbrances, guarantees and agreements to subordinate in connection therewith relating to any Assets securing such Indebtedness shall be, upon the payment of the Payoff Amount, released and terminated; and (d) authorizing the applicable Seller or its designee (which may be Buyer or its counsel) to file and/or deliver, as applicable, all necessary Uniform Commercial Code termination statements and mortgage releases upon payment of the Payoff Amount. After the Closing, the Seller Parties shall make and cause to be made, and execute, and cause to be executed, all filings, releases, discharges, deeds and other documents necessary to evidence the termination and release by all Lenders of all Encumbrances in respect of such Indebtedness.
5.06    Transition of Business Records.
(a)    From and after the Closing, the Seller Parties shall transition the Business Records (excluding the Business Records that constitute Excluded Assets), to a platform or file(s) reasonably acceptable to Buyer and cooperate and consult with Buyer in connection therewith. Any such Business Records requested by Buyer shall be provided to Buyer by the Seller Parties within a commercially reasonable period of time.
(b)    For a period of five (5) years after the Closing, in order to facilitate the resolution of any claims made against or incurred by the Seller Parties prior to Closing or for any other reasonable purpose, the Buyer shall (i) retain the Business Records (including personnel files of Hired Employees) relating to periods prior to the Closing in a commercially reasonable manner, and (ii) upon reasonable notice, afford the Sellers’ Representative reasonable access (including the right to make, at Seller Parties’ expense, photocopies), during normal business hours, to such Business Records.
(c)    Neither Buyer nor the Seller Parties shall be obligated to provide the other party with access to any books or records or business records (including personnel files) pursuant to this Section 5.06 where such access would violate any Law.
ARTICLE VI
ADDITIONAL COVENANTS

6.01    Return of Documents and Disclosure. If this Agreement is terminated for any reason pursuant to Section 10.01, each party shall return all documents and materials and copies thereof which shall have been furnished by or on behalf of the other party, and each party hereby covenants that such party will not disclose to any Person any confidential or proprietary information about the other party or any information regarding the Subject Transactions, except insofar as may be necessary to assert its rights hereunder or as required by Law.

6.02    Cooperation. From the date hereof until the Closing, the Seller Parties shall use their Best Efforts to cause the conditions in Article VII to be satisfied. From the date hereof until the Closing, Buyer shall use its Best Efforts to cause the conditions in Article VIII to be satisfied.

6.03    Publicity. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Subject Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
6.04    Confidentiality.
(a)    Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect in accordance with its terms and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.04 shall nonetheless continue in full force and effect.
(b)    From and after the Closing, each Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence, any and all information, whether written or oral, concerning the business or operations of the Parks or the Seller’s Assets, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use its Best Efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.05    Notification.
(a)    Between the date of this Agreement and the Closing Date, the Seller Parties (through the Sellers’ Representative) shall promptly notify Buyer in writing of:
    (i)    any fact, circumstance, event or action, the taking of which, (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in or would result in, any representation and warranty or covenant made by any Seller hereunder not being true and correct, or (C) has resulted in or would result in, the failure of any of the conditions set forth in Article VII to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Subject Transactions; and
(iii)    any notice or other communication from any Governmental Body in connection with the Subject Transactions.
(b)    Buyer’s receipt of information pursuant to this Section 6.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties in this Agreement and shall not be deemed to amend or supplement the Schedules.

6.06    Non-Competition; Non-Solicitation.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Restricted Persons, shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Parks (including any existing or former client or customer of Seller and any Person that becomes a client or customer of Buyer or its Affiliates or the Parks after the Closing), or any other Person who has a material business relationship with the Parks, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. Notwithstanding anything in this Section 6.06, pursuant to the Family Settlement Documents it is contemplated that the Restricted Persons will retain their ownership in, and continue the operation of, the following entities that own and operate the indoor waterpark located at the waterpark commonly known as “Schlitterbahn South Padre Island” (the “Indoor South Padre Waterpark”): (i) SPI Beach Resort Waterpark, LLC, (ii) Schlitterbahn Beach Resort Management, LLC, and (iii) SPI BRWP Holdings, LLC, each a Texas limited liability company (collectively, the “South Padre Entities”), and the parties hereby agree that the South Padre Entities’ continued ownership and operation of the Indoor South Padre Waterpark will not be in violation of the provisions set forth in this Section 6.06(a) or in the Consulting Agreement; provided however, that the Restricted Persons shall not, through the South Padre Entities or otherwise, expand the business of the Indoor South Padre Waterpark, including, without limitation, through the acquisition of additional real properties, assets or businesses that engage in the Restricted Business.

(b)    During the Restricted Period, each Restricted Person shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant to Section 6.08 or is or was employed by Buyer or its Affiliates in the Restricted Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)    Each Restricted Person acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer and its Affiliates, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Restricted Person or their Affiliates of any such obligations, Buyer and its Affiliates shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)    Each Restricted Person acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and its Affiliates and constitute a material inducement to Buyer to enter into this Agreement and consummate the Subject Transactions. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

.	Required Approvals; Consents.

(a)    As promptly as practicable after the date of this Agreement, the Seller Parties shall (i) make all filings required by Laws to be made by them in order to consummate the Subject Transactions, and (ii) give all notices and use Best Efforts to obtain all consents (provided, however, that nothing in this Agreement will require any of the Seller Parties to pay any amounts or other consideration to such Persons in exchange for the provision of such consents), as applicable, from the Persons set forth on Schedule 2.06(a)(xv). Between the date of this Agreement and the Closing Date, the Seller Parties shall cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Laws to make in connection with the Subject Transactions.

(b)    As promptly as practicable after the date of this Agreement, Buyer shall make all filings required by Laws to be made by it in order to consummate the Subject Transactions. Between the date of this Agreement and the Closing Date, Buyer shall (i) cooperate with the Seller Parties with respect to all filings that the Seller Parties elect to make or are required by Laws to make in connection with the Subject Transactions, and (ii) cooperate with the Seller Parties in giving all notices and obtaining all consents, as applicable, that are set forth on Schedule 2.06(a)(xv).

(c)    Notwithstanding Section 6.07(a) and (b), if required by the HSR Act and if not filed prior to the date hereof, each of the parties hereto agrees to cause any necessary filings pursuant to the HSR Act with respect to the Subject Transactions to be made within five (5) Business Days after the date hereof, and to include in such filings a request for early termination of the applicable HSR Act waiting period. Any filing fees for any filings under the HSR Act will be paid by Buyer. In connection with the foregoing, Buyer and the Seller Parties will cooperate using Best Efforts to:

(i)    promptly and fully inform the other party of any written or oral communication received from or given to the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Body or any Person relating to any inquiry, investigation, or proceeding relating to the Subject Transactions or any filing submitted to any Governmental Body and promptly provide the other a copy of any written communication or filing received from or provided to any Governmental Body or Person regarding the Subject Transactions;

(ii)    allow the other party to review in advance and to the extent practicable, consult with one another on and consider in good faith the views of the other with respect to any written communication or submission to any Governmental Body relating to any inquiry, investigation, or proceeding involving the Subject Transactions; and

(iii)    agree not to participate in any substantive meeting or discussion with any Governmental Body regarding any filing, inquiry, or investigation relating to the Subject Transactions unless, to the extent practicable, it consults with the other party in advance, and to the extent not prohibited by Law and permitted by the Governmental Body, gives the other party, or its outside counsel, reasonable notice and an opportunity to attend and participate.

(iv)    Buyer and the Seller Parties may reasonably designate any competitively sensitive information provided to the other under this Section as “Antitrust Counsel Only Material”. So designated materials and information contained therein shall be given only to outside antitrust counsel of the recipient unless express permission otherwise is obtained from the source of the materials or its legal counsel. In addition, Buyer agrees to pull and refile its initial filing under the HSR Act, pursuant to 16 C.F.R. § 803.12, if, after consultation with Seller, Buyer deems that it is reasonably likely to avoid issuance of a request for additional information and documentary materials under the HSR Act.

(d)    Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the Subject Transactions; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.08    Employees and Employee Benefits.

(a)    Effective immediately prior to the Closing, Seller shall terminate all employees of Seller set forth on Schedule 6.08 (the “Terminated Employees”) who are actively employed as of the Closing, and, at Buyer’s sole discretion, Buyer may offer employment, with employment effective immediately after the Closing Date on an “at will” basis, to any or all of such employees (any employees so hired, a “Hired Employee”). Buyer shall hire and retain (for a sufficient period of time) a sufficient number of employees of the Seller immediately after the Closing such that notice shall not be required under the federal WARN Act as a result of the Subject Transactions.
(b)    Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable under any Employee Benefit Plan or otherwise to any current or former employee, officer, director, independent contractor or consultant of Seller (including the Terminated Employees), including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.
(c)    Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller (including the Terminated Employees) or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of Seller (including the Terminated Employees), which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(d)    Each Terminated Employee who becomes a Hired Employee shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.
6.09    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to Buyer; it being understood that any Liabilities arising out of the failure of the Seller Parties to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
6.10    Tax Matters.
(a)    The Seller Parties shall be liable for and covenant to pay pursuant to this Section 6.10, and the Seller Parties jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses incurred by such Buyer Group Member in connection with or arising from, all Taxes (whether assessed or unassessed) applicable to any Seller, the Assets and the Assumed Liabilities, in each case, attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on or prior to the Closing Date.
(b)    Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Buyer shall not be liable for any Taxes for which any Seller is liable under this Agreement. For purposes of this Section 6.10, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
(c)    Notwithstanding Section 6.10(a), any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) attributable to the sale or transfer of the Assets or the Assumed Liabilities (including any real property transfer Tax and any other similar Tax) shall be borne and paid half by the Seller Parties and half by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(d)    The Seller Parties, on the one hand, or Buyer, on the other hand, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 6.10. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.
(e)    All Tax Returns for any Straddle Period shall be prepared by Seller and presented to Buyer for its comments no later than thirty (30) days before the due date of such Tax Return. Seller shall consider in good faith any comments received from Buyer and then file such Tax Returns.
(f)    After the Closing Date, the Seller Parties (through the Sellers’ Representative) and Buyer shall (and cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns or the Assets; (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes or the Assets; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes or the Assets for taxable periods for which the other may have a liability under this Section 6.10; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
(g)    Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 6.10 shall be unconditional and absolute and shall remain in effect without limitation as to time.
6.11    R&W Insurance Policy. Prior to the Closing, Buyer shall use Best Efforts to obtain and bind the R&W Insurance Policy on the terms and conditions reasonably satisfactory to Buyer and the Seller Parties. The Seller Parties shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the R&W Insurance Policy. Prior to the Closing, the Seller Parties and Buyer shall cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy. An amount equal to 50% of such premium, underwriting costs, brokerage expenses, and other fees and expenses of such policy shall be the responsibility of Buyer and the other 50% shall be responsibility of Seller Parties and shall be deemed Transaction Expenses hereunder.
6.12    Real Estate Matters.
(a)     Existing Title Policies. Each applicable Seller has provided Buyer with copies of their existing title insurance policies issued by a title company for the Owned Real Property.
(b)    Title Insurance Policies. At Closing, Buyer may obtain a title insurance policy or policies (and any available extended coverages and/or endorsements) from the Title Company or any other title company selected by Buyer for the Owned Real Property to be conveyed and transferred to Buyer under this Agreement, and/or one leasehold policy for the Leased Real Property. The title insurance policy or policies for the Owned Real Property and/or the Leased Real Property will insure indefeasible title to each such Owned Real Property and/or Leased Real Property subject to the standard exceptions to title. Buyer shall be responsible for the cost of the base premium title insurance policy, and for the costs of any extended coverage, any title endorsements requested by Buyer, as well as the cost of any lender coverage.
(c)    Conveyance of Title. At Closing, each applicable Seller will convey the Owned Real Property pursuant to the special warranty deeds described in Section 2.06(a)(iii). Each applicable Seller shall remove from title, at or before Closing, all mortgages or deeds of trust or other security interest secured by a lien on any Owned Real Property or any part thereof.
(d)    Title or Survey Objections. Buyer shall have the right to order a title search to be performed with regard to the Owned Real Property and Leased Real Property, and to order a commitment for title insurance (each, a “Commitment,” and together, the “Commitments”) to be issued by the Title Company or any other nationally recognized title insurance company with regard to all or part of such Owned Real Properties and Leased Real Properties, all at Buyer’s sole cost and expense. No later than the later of (i) thirty (30) days after the date of this Agreement, or (ii) thirty (30) days after receipt of the Commitments (the “Title Objection Date”) Buyer may deliver written notice to the Sellers’ Representative of any title or survey defect, lien, or other matter set forth in the Commitment that encumbers or adversely affects any such Owned Real Property or Leased Real Property that is reasonably unacceptable to Buyer, together with complete copies of each of any title report or Commitment, and all documents and instruments referred to therein. If Buyer does not deliver such written notice to the Sellers’ Representative on or before the Title Objection Date, Buyer shall be deemed to waive any right to object to such defects, shall accept title to the affected Owned Real Property and/or Leased Real Property subject to such defects. If, on or before the Title Objection Date, Buyer properly gives notice to the Sellers’ Representative of Buyer’s objections, Sellers’ Representative shall, within ten (10) Business Days after receiving such notice, notify Buyer whether Sellers’ Representative will or will not attempt to cure such objections. Failure by Sellers’ Representative to deliver such notice shall be deemed the Sellers’ Representative’s election not to cure any objections.

(e)    Buyer Notice. If Sellers’ Representative elects (or is deemed to have elected) not to attempt to cure such objections, Buyer shall be entitled, by giving notice (the “Buyer Notice”) to the Sellers’ Representative within five (5) Business Days after receiving such notice from Sellers’ Representative (or the date on which Sellers’ Representative was deemed to have provided such notice), to (x) proceed to Closing without any reduction in the Purchase Price, (y) remove the Owned Real Property or Leased Real Property with the uncured material defect from this Agreement in which case the Closing shall nevertheless proceed, except that the Purchase Price shall be reduced by the portion of the Purchase Price allocation attached hereto allocated to such Owned Real Property or Leased Real Property, and such Owned Real Property or Leased Real Property shall no longer be a part of the Real Property being transferred hereunder, or (z) terminate this Agreement in which event the parties shall have no further rights or obligations under this Agreement except for those that specifically survive termination.
6.13    Accounts Receivables. From and after the Closing, if any Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Assets, such Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliates shall remit any such funds to Sellers’ Representative within five (5) Business Days after its receipt thereof.
6.14    Lot Splitting. Regarding the Owned Real Property located at 635 E. Torrey (parcel number 48750) in New Braunfels, Texas, Buyer and the Seller Parties agree that (i) the Seller Parties will transfer at Closing .974 acres of such Owned Real Property (as described on Appendix 5 of the Family Settlement Agreement included in the Family Settlement Documents) pursuant to the terms of Section 7(b) of that Family Settlement Agreement; and (ii) the Seller Parties (or a Person designated by the Seller Parties) shall transfer ownership and title of the remaining portion of such Owned Real Property (1.833 acres in aggregate) to Buyer (or controlled Affiliates designated by Buyer) at Closing.
ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATIONS

7.01    The Buyer’s obligation to consummate the Subject Transactions is subject to the satisfaction of the following conditions:

(a)    Truth of Representations and Warranties of the Seller Parties. (i) The Seller Fundamental Reps shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for the Seller Fundamental Reps specifically made as of an earlier date, which shall be true and correct as of such specified date) and (ii) the other representations and warranties set forth in Article III shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifier set forth therein) at and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for such representations and warranties specifically made as of an earlier date, which shall be true and correct as of such specified date), except, in the case of clause (ii) for any inaccuracies which would not reasonably be expected to result in a Material Adverse Effect.

(b)    Covenants and Agreements of the Seller Parties. The Seller Parties shall have performed in all material respects all covenants, agreements and obligations required to be performed by the Seller Parties under this Agreement at or prior to Closing. The Seller Parties shall have delivered to Buyer a certificate to such effect, dated as of the Closing Date and signed on behalf of the Seller Parties by an authorized officer of each such Seller.

(c)    No Material Adverse Effect. Prior to the Closing Date, there shall not have occurred, with respect to the Assets or the business or operations of the Parks, any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect, and the Seller Parties shall have delivered to Buyer a certificate to such effect, dated as of the Closing Date and signed on behalf of the Seller Parties by an authorized officer of each such Seller. For the avoidance of doubt, the certificates called for in Section 7.01(a)-(c) can be the same certificate.

(d)    No Injunction. No Proceeding shall have been instituted to prohibit or otherwise challenge the legality or validity of the consummation of the Subject Transactions.

(e)    Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the Subject Transactions that are required to be obtained prior to the Closing by applicable Law, and the filings of Buyer and the Seller Parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(f)    Required Consent. The Seller Parties shall have delivered to Buyer the Required Consent and such Required Consent shall be in full force and effect.

(g)    Seller Closing Deliverables. The Seller Parties shall have delivered to Buyer all of the items described in Section 2.06(a).

(h)    Title Insurance Policies. The Title Company is prepared to issue the title insurance policies with respect to each Owned Real Property and Leased Real Property (if Buyer elects to purchase such leasehold title policies), subject only to (a) Permitted Encumbrances, (b) the encumbrances or exceptions to title shown on the Title Commitment to which Buyer does not object pursuant to the terms hereof or which are otherwise allowed pursuant to this Agreement, and (c) any matters shown on the survey to which Buyer does not object pursuant to the terms hereof or which are otherwise allowed pursuant to this Agreement.

(i)    Consent of UG and STAR Bonds Agreement. The Seller Parties shall have delivered to Buyer: (i) the written consent of UG (which, for the avoidance of doubt, can be included in the STAR Bonds Acknowledgement and Assumption Agreement) to transfer to Buyer (or controlled Affiliates designated by Buyer) certain obligations, covenants and agreements of the STAR Bonds Agreement applicable to the Kansas City Waterpark, and (ii) the STAR Bonds Acknowledgement and Assumption Agreement, each in form and substance satisfactory to Buyer in its sole and absolute discretion.

7.02    KC Delayed Closing. Notwithstanding anything to the contrary in this Agreement, if, on the potential Closing Date, each of the conditions set forth in Section 7.01 above has been satisfied or waived other than the condition set forth in Section 7.01(i) (the “Delayed KC Closing Scenario”), Buyer shall be obligated to consummate the Texas Transaction subject to the terms of this Agreement. In the event of a Delayed KC Closing Scenario (the “KC Delayed Closing”) the Buyer’s obligation to consummate the Subject Transactions involving the Kansas City Waterpark is subject to the satisfaction of the following condition:

(a)    The conditions precedent of Section 7.01 (other than the condition precedent in Section 7.01(f)) shall apply, mutatis mutandis, to the consummation of the Subject Transactions involving the Kansas City Waterpark.

7.03    Delayed KC Closing Scenario; Interpretation. In the event of the Delayed KC Closing Scenario, for purposes of interpreting certain defined terms in this Agreement, the following defined terms shall be modified as set forth below:

(a)     Whenever the terms “Closing” and “Closing Date” are used in Article 3 and Sections 2.01, 2.03, 2.04, 2.06(a), 2.07, 5.01, 5.05, 5.06, 6.02, 6.05, 6.07, 6.08, 6.10 and 6.12 such terms shall, in respect of the Subject Transactions applicable to the Kansas City Waterpark in the event of a Delayed KC Closing Scenario, be deemed to refer, mutatis mutandis, to the KC Delayed Closing and the date of the KC Delayed Closing, respectively. For the avoidance of doubt, in the event of a Delayed KC Closing Scenario and after the consummation of the Texas Transaction, the Seller Parties will not be in breach of Section 6.06 as the result of the Kansas City Sellers’ ownership of the Kansas City Waterpark;

(b)    Whenever the term “Parks” is used in Sections 2.01 and 2.03 such term shall, in respect of the Texas Transaction in the event of a Delayed KC Closing Scenario, be deemed to refer, mutatis mutandis, to the Galveston Waterpark and the New Braunfels Waterpark; and

(c)    Whenever the term “Parks” is used in Sections 2.01 and 2.03 such term shall, in respect of the Subject Transactions applicable to the Kansas City Waterpark in the event of a Delayed KC Closing Scenario, be deemed to refer, mutatis mutandis, to the Kansas City Waterpark.

7.04    Should the KC Delayed Closing not have occurred by the date that is One Hundred Twenty (120) days after the effective date of this Agreement, Buyer may elect, in its sole and absolute discretion, to not consummate the Subject Transactions applicable to the Kansas City Waterpark, in which case, all obligations of Buyer under this Agreement related to the Kansas City Waterpark shall terminate, including, without limitation, the obligation to acquire the Assets applicable to the Kansas City Waterpark and the obligations set forth in Section 2.02(g).

ARTICLE VIII
CONDITIONS TO SELLER PARTIES’ OBLIGATIONS

The Seller Parties’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

8.01    Truth of Representations and Warranties of Buyer. (a) the Buyer Fundamental Reps shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for the Buyer Fundamental Reps specifically made as of an earlier date, which shall be true and correct as of such specified date) and (b) the other representations and warranties set forth in Article IV above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifier set forth therein) at and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for such representations and warranties specifically made as of an earlier date, which shall be true and correct as of such specified date), except, in the case of clause (b) for any inaccuracies which would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or prevent the consummation of the Subject Transactions.

8.02    Covenants and Agreements of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by Buyer under this Agreement at or prior to Closing, and Buyer shall have delivered to the Sellers’ Representative a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer. For the avoidance of doubt, the certificates called for in Section 8.01 and 8.02 can be the same certificate.

8.03    No Injunction. No Proceeding shall have been instituted to prohibit or otherwise challenge the legality or validity of the consummation of the Subject Transactions.

8.04    Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the Subject Transactions that are required to be obtained prior to the Closing by applicable Law, and the filings of Buyer and the Seller Parties pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

8.05    Buyer Closing Deliverables. Buyer shall have delivered to the Sellers’ Representative all of the items described in Section 2.06(b).

8.06    Delayed KC Closing Scenario.

(a)     For the avoidance of doubt, in the event of the Delayed KC Closing Scenario, any conditions or obligations in this Article VIII related to the Kansas City Waterpark shall not be applicable to the Texas Transaction, and the Galveston Sellers and the New Braunfels Sellers shall be obligated to consummate the Texas Transaction if all of the conditions in this Article VIII that are unrelated to the Kansas City Waterpark have been satisfied or waived, as applicable.

(b)    For the avoidance of doubt, in the event of the Delayed KC Closing Scenario, any conditions or obligations in this Article VIII related to the New Braunfels Waterpark and the Galveston Waterpark shall not be applicable to the KC Delayed Closing, and the Kansas City Sellers shall be obligated to consummate the KC Delayed Closing if all of the conditions in this Article VIII that are related to the Kansas City Waterpark have been satisfied or waived, as applicable.

ARTICLE IX
INDEMNIFICATION
9.01    Indemnification by Seller Parties.
(a)    Subject to the limitations set forth herein, the Seller Parties jointly and severally (other than with respect to the Galveston Sellers, whose indemnification obligations hereunder shall be several and not joint and shall be limited to Losses set forth in Section 9.01(c)) shall indemnify and hold harmless Buyer, its Representatives and Affiliates (collectively, the “Buyer Group Members”), from and against any and all Losses incurred by such Buyer Group Members arising from or in connection with:
(i)    any breach of any warranty or the inaccuracy of any representation or certification of a Seller contained or referred to in this Agreement or in any certificate or other document delivered by or on behalf of a Seller pursuant to this Agreement or in any other Acquisition Document;

(ii)    any breach by a Seller of any of its covenants or agreements, or any failure of a Seller to perform any of its obligations, in this Agreement or in any other Acquisition Document;
(iii)    any Excluded Liability; or
(iv)    any claim by any Person for broker’s or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with any Seller (or any Person acting on the behalf of a Seller) in connection with the Subject Transactions.
(b)    The indemnification provided for in clause (i) of Section 9.01(a) shall terminate on the date that is twelve (12) months after the Closing Date (and no claims shall be made by any Buyer Group Member under clause (i) of Section 9.01(a) thereafter), except that the indemnification by the Seller Parties shall continue as to the representations and warranties set forth in (i) Sections 3.01, 3.03, and 3.22 (the “Seller Fundamental Reps”), as to which no time limitation shall apply, (ii) Section 3.24, until the date that is forty-eight (48) months after the Closing Date, and (iii) Section 3.13, until sixty (60) days following the expiration of the statute of limitations (taking into account any extensions or waivers thereof) applicable to the collection of the applicable Tax that is the subject of such representations and warranties. All covenants and agreements of the Seller Parties contained herein shall survive the Closing indefinitely or for the period of time explicitly given to such covenant or agreement. Notwithstanding the foregoing, any claims of which any Buyer Group Member has notified the Sellers’ Representative of in accordance with the requirements of Section 9.04 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.01(b), shall continue until the liability of the Seller Parties shall have been determined pursuant to this Article IX and the Seller Parties shall have reimbursed all Buyer Group Members for the full amount of such Loss in accordance with this Article IX.
(c)    The Galveston Sellers’ obligations under Section 9.01, and their obligation to indemnify the Buyer Group Members, are limited to (i) the representations and warranties applicable to the Assets of the Galveston Sellers, (ii) the covenants to which such Galveston Sellers’ are subject, and (iii) the Losses pertaining to such Galveston Sellers, the Galveston Waterpark and the Assets used in the operation of the Galveston Waterpark, including, without limitation, any Losses incurred by the Buyer Group Members pursuant to Section 9.01(a) as a result of items (i)-(iii) of this Section 9.01(c). Except to the extent of amounts held in the Indemnity Escrow Account, the Galveston Sellers will have no responsibility to indemnify the Buyer Group Members for Losses that arise from or relate to the representations made by the New Braunfels Sellers or the Kansas City Sellers, Excluded Liabilities pertaining to the New Braunfels Sellers or the Kansas City Sellers, the obligations of the New Braunfels Sellers for other Losses that arise from or relate to the New Braunfels Waterpark or the Assets used in the operation of the New Braunfels Waterpark, or the obligations of the Kansas City Sellers for other Losses that arise from or relate to the Kansas City Waterpark or the Assets used in the operation of the Kansas City Waterpark.
9.02    Indemnification by Buyer.
(a)    Subject to the limitations set forth herein, Buyer shall indemnify and hold harmless the Seller Parties, their Representatives and Affiliates (collectively, the “Seller Group Members”) from and against any and all Losses incurred by such Seller Group Members arising from or in connection with:
(i)    any breach of any warranty or the inaccuracy of any representation or certification of Buyer contained or referred to in this Agreement or in any certificate or other document delivered by or on behalf of Buyer pursuant to this Agreement or in any other Acquisition Document;
(ii)    any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement or in any other Acquisition Document;
(iii)    any Assumed Liability; or
(iv)    any claim by any Person for broker’s or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on the behalf of Buyer) in connection with the Subject Transactions.
(b)    The indemnification provided for in clause (i) of Section 9.02(a) shall terminate on the date that is twelve (12) months after the Closing Date (and no claims shall be made by the Seller Parties under clause (i) of Section 9.02(a) thereafter), except that the indemnification by Buyer shall continue as to Sections 4.01, 4.02, and 4.03 (the “Buyer Fundamental Reps”), as to which no time limitation shall apply. All covenants and agreements of the Buyer contained herein shall survive the Closing indefinitely or for the period of time explicitly given to such covenant or agreement. Notwithstanding the foregoing, any claims of which a Seller Group Member has notified Buyer in accordance with the requirements of Section 9.04 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.02(b), shall continue until the liability of Buyer shall have been determined pursuant to this Article IX and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss in accordance with this Article IX.
9.03    Certain Limitations.
(a)    The indemnification provided for in Section 9.01 and Section 9.02, as applicable, shall be subject to the limitations set forth in this Section 9.03.
(b)    Except for inaccuracies in the Seller Fundamental Reps, the Tax representation and warranties set forth in Section 3.13 and claims arising from fraud or willful misconduct, the Seller Parties shall not be liable to any Buyer Group Member for indemnification under Section 9.01(a)(i), until the aggregate amount of all Losses in respect of indemnification under Section 9.01(a)(i) exceeds $1,335,000.00 (the “Deductible”), in which event the Seller Parties shall only be required to pay or be liable for Losses in excess of the Deductible. Except for inaccuracies in the Buyer Fundamental Reps and claims arising from fraud or willful misconduct, the Buyer shall not be liable to any Seller Group Member for indemnification under Section 9.02(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a)(i) exceeds an amount equal to the Deductible, in which event the Buyer shall only be required to pay or be liable for Losses in excess of the Deductible.
(c)    Except for inaccuracies in the Seller Fundamental Reps, the Tax representation and warranties set forth in Section 3.13 and claims arising from fraud or willful misconduct, the aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 9.01(a)(i) shall not exceed $1,335,000.00 (the “Cap”). Except for inaccuracies in the Buyer Fundamental Reps and claims arising from fraud or willful misconduct, the aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 9.02(a)(i) shall not exceed the Cap.
(d)    From and after the Closing, any Losses for which a Buyer Group Member is entitled to indemnification pursuant to Section 9.01(a)(i) shall be satisfied:
(i)    first, from the Indemnity Escrow Account, pursuant to the terms of the Escrow Agreement; and
(ii)    second, by recovery under the R&W Insurance Policy (with the R&W Insurance Policy and the Indemnity Escrow Account serving as the Buyer Group Members’ sole and exclusive source of recovery for any Losses arising under Section 9.01(a)(i), except for inaccuracies in any Seller Fundamental Reps, the Tax representation and warranties set forth in Section 3.13 and claims arising from fraud or willful misconduct).
(e)    From and after the Closing, with respect to any Losses for which a Buyer Group Member is entitled that arise from (i) an inaccuracy in the Seller Fundamental Reps, (ii) an inaccuracy in the Tax representation and warranties set forth in Section 3.13, (iii) fraud or willful misconduct of the Seller Parties, or (iv) claims made pursuant to Sections 9.01(a)(ii)-(iv), Buyer shall utilize the Indemnity Escrow Account as the first source of recovery and then, to the extent the amount remaining in the Indemnity Escrow Account is insufficient, Buyer shall be able to recover all such Losses directly from the applicable Seller Parties and such Losses shall not be subject to the Deductible and Cap; provided, however, that if any funds in the Indemnity Escrow Account are used as a source of recovery for any Losses for which a Buyer Group Member is entitled (A) based on the fraud or willful misconduct of the Seller Parties or (B) claims made pursuant to Sections 9.01(a)(ii)-(iv), the applicable Seller Parties agree to replenish all funds taken from the Indemnity Escrow Account for such purpose within five (5) Business Days from the date of disbursement of such funds from the Indemnity Escrow Account.
(f)    For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(g)    Payments by an Indemnitor pursuant to Section 9.01 or Section 9.02, as applicable, in respect of any indemnifiable Loss shall be net of any insurance recovery (after deducting therefrom the amount of any expenses incurred by the Indemnified Party in procuring such recovery) actually received by the Indemnified Party on account of such indemnifiable Loss from an unaffiliated party. The Indemnified Party shall use its Best Efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
9.04    Notice of Claims. Any Buyer Group Member or Seller Group Member making a claim for indemnification under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnitor”.

(a)    Any Indemnified Party seeking indemnification hereunder shall give to the Indemnitor a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other Acquisition Document, agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at Law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given reasonably promptly after the action or suit is commenced, but in any event not later than thirty (30) days after receipt of, or becoming aware of, such Third Party Claim; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.
(b)    After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor may agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Promptly after the determination of the amount of indemnification pursuant to this Section 9.04(b), the Indemnitor shall satisfy such amount in the manner provided in Section 9.03.
9.05    Third Person Claims. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith (excluding, for avoidance of doubt, any records, information, testimony or materials that the Indemnitor reasonably believes are subject to protection under the attorney-client privilege or work product doctrine as it concerns the Indemnitor and its legal counsel); provided, that: (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third Person Claim.
9.06    Mitigation. Except with respect to Taxes, each party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstances that would reasonably be expected to be subject to indemnification pursuant to this Article IX, except that no party shall be required to commence any action, suit, claim or proceeding against any Person even if it would otherwise be commercially reasonable to do so.
9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
9.08    Manner of Payment; Escrow.
(a)    Within five (5) Business Days following the final determination of an indemnification claim to which a Buyer Group Member is entitled pursuant to this Article IX, Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to release funds from the Indemnity Escrow Account to Buyer in the amount of such finally determined claim.
(b)    Promptly, and in any event within five (5) Business Days following the twelve (12) month anniversary of the Closing Date (and at any time thereafter to the extent the funds then held by the Escrow Agent exceed the aggregate amount claimed by Buyer pursuant to claims timely made prior to the twelve (12) month anniversary of the Closing Date in accordance with this Article IX and the Escrow Agreement, but that have not been finally determined), Buyer and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute any remaining funds held by the Escrow Agent (minus the aggregate amount claimed by Buyer pursuant to claims timely made in accordance with this Article IX and the Escrow Agreement, and not finally determined prior to such date) to Sellers’ Representative (for further distribution to the New Braunfels Sellers and the Kansas City Sellers, as applicable) and to the Galveston Sellers pursuant to the Allocation Notice and such wiring instructions provided by the Sellers’ Representative in joint written instructions to the Escrow Agent.
9.09    Exclusive Remedies. Except for remedies that cannot be waived as a matter of Law and injunctive and provisional relief (including specific performance), this Article IX and the provisions of Section 6.10 shall be the exclusive remedy for breaches of this Agreement (including the breach of or inaccuracy in any covenant, obligation, representation or warranty contained in this

Agreement or in any certificate or other document delivered pursuant to this Agreement); provided, however, that in the event of intentional fraud, intentional misrepresentation or willful breach of the covenants or agreements contained herein, by Buyer or any Seller, any Indemnified Party shall have all remedies available at Law or in equity (including for tort) with respect thereto. In furtherance of the foregoing, each party hereby waives (on behalf of itself and of its Affiliates), to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of or inaccuracy in any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement that it may have against the other parties and their respective Affiliates, based on any Law, except pursuant to the indemnification provisions set forth in this Article IX, Section 6.10, and as otherwise expressly provided in the preceding sentence.
ARTICLE X
TERMINATION

10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written agreement of Buyer and the Seller Parties;
(b)    by Buyer by written notice to the Sellers’ Representative if:
(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Seller within five days of the Sellers’ Representative’s receipt of written notice of such breach from Buyer; or
(ii)     any of the conditions specified in Article VII shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2019 (the “Termination Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)    by the Seller Parties by written notice to Buyer if:
(i)    the Seller Parties are not then in material breach of any provision of this Agreement and there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within five days of Buyer’s receipt of written notice of such breach from the Sellers’ Representative; or
(ii)     any of the conditions set forth in Article VIII shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of the Seller Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by such Seller Parties prior to the Closing;
(d)    by Buyer or the Seller Parties if:
(i)    there shall be any Law that makes consummation of the Subject Transactions illegal or otherwise prohibited;
(ii)    any Governmental Body shall have issued a Governmental Authorization or Order restraining or enjoining the Subject Transactions, and such Governmental Authorization or Order shall have become final and non-appealable; or
(iii)    if the waiting period under the HSR Act relating to the Subject Transactions has not expired or otherwise been terminated within sixty (60) days after the HSR Filing Date.
10.02    Effect of Termination. Each of the party’s right of termination under Section 10.01 is in addition to any other rights it may have under this Agreement or otherwise, including, without limitation, its right to specific performance under Section 11.09, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.01, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Section 6.04, this Article X, and Article XI will survive such termination; provided, however, that if this Agreement is terminated pursuant to Section 10.01, nothing shall relieve either party from Losses arising from or relating to (i) any breach of this Agreement by such party occurring prior to such termination; or (ii) any inaccuracy in any representation or warranty made by such party in this Agreement, and the parties shall have the right to pursue all legal and equitable remedies with respect thereto.
ARTICLE XI
MISCELLANEOUS

11.01    Assignment; Successors and Assigns. The rights of the parties under this Agreement shall not be assignable and the performance obligations of the parties under this Agreement may not be delegated, whether by transfer, merger, operation of law, change of control or otherwise, without the prior written consent of the other party; provided, however, that Buyer may assign its rights to purchase the Assets and assume the Assumed Liabilities to one or more of its controlled Affiliates, but no such assignment shall relieve it of its performance obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as set forth in Article IX, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.01 any right, remedy or claim under or by reason of this Agreement. Any assignment of rights or delegation of performance obligations violating this Agreement will be void.

11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Seller Parties:            Schlitterbahn Seller Rep, LLC
600 N. Hickory
New Braunfels, Texas 78130
Attention:    Gary Henry
Email:    ghenry53@outlook.com

and:                    GALVESTON ISLAND WATER PARK, L.P.
c/o AN H20, Inc.
Attention: Mortgage and Real Estate Investment                                         Department
2525 South Shore Blvd., Suite 207
League City, Texas 77573

With a copy to:                Dykema Gossett PLLC
112 E. Pecan Street, Suite 1800
San Antonio, Texas 78205
Attention:    Will Liebmann
Email: wliebmann@dykema.com

Greer, Herz & Adams, LLP
2525 South Shore Blvd., Suite 203
League City, Texas 77573
Attention:    Darryl H. Levy
Email:    dlevy@greerherz.com

If to Buyer:                Millennium Operations LLC
One Cedar Point Drive
Sandusky, OH 44870
Attention: Duffield Milkie
Email: dmilkie@cedarfair.com

With a copy to:                Squire Patton Boggs (US) LLP
127 Public Square, Suite 4900
Cleveland, OH 44114
Attention: Cipriano S. Beredo, Esq.
Facsimile: (216) 479-8780
Email: Cipriano.Beredo@SquirePB.com

11.03    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Buyer and the Seller Parties. Delivery of a facsimile copy of an executed signature page, or delivery via email of a PDF or other electronic copy of an executed signature page to this Agreement shall be as effective as manual delivery of a manually executed counterpart of this Agreement.
11.04    Entire Agreement; Amendments. This Agreement, the Acquisition Documents, the Exhibits and Schedules referred to herein and/or attached hereto contain the sole and entire understanding and agreement of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Acquisition Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and the Seller Parties.

11.05    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.06    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.07    Further Assurances. From time to time following the Closing, the Seller Parties shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance, assignment, and transfer and take such other action as Buyer may reasonably request or as may be otherwise necessary to more effectively convey, assign, and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Assets, and, in the case of Assigned Contracts, licenses, certificates, approvals, authorizations, easements and other commitments included in the Assets.

11.08    Governing Law; Submission to Jurisdiction; Specific Performance; Service of Process; Waiver of Jury Trial.
(a)    This Agreement and each of the other Acquisition Documents (except to the extent otherwise expressly set forth therein) shall be governed by and construed in accordance with the internal Laws (as opposed to the conflicts of law provisions) of the State of Delaware. Except as otherwise expressly set forth in any other Acquisition Documents and subject to the arbitration provisions contained Section 2.08(b) with regard to the adjudication of certain specified disputes by the Adjustment Arbitrator, by the execution and delivery of this Agreement all parties hereto irrevocably and exclusively submit to the personal jurisdiction of any state or federal court in the State of Delaware located in New Castle County in any suit or proceeding arising out of or relating to this Agreement or any other Acquisition Document (except to the extent otherwise expressly set forth therein) and waive any and all objections to such jurisdiction, including any claim or objection that such court is in an inconvenient forum. This Agreement may be pleaded by any party or any of their respective Affiliates or Representatives as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding instituted or maintained against it in violation of this Agreement. Except as otherwise expressly set forth in any other Acquisition Document, each of the parties to this Agreement agree that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or any other Acquisition Document shall be properly served or delivered if delivered in the manner contemplated by Section 11.02.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ACQUISITION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION DOCUMENTS OR THE SUBJECT TRANSACTION. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08(b).
11.09    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Without limiting the preceding sentence, if any party commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.03, 6.03 or 6.04, the other party or parties shall have the right and remedy, in addition to any others, to have the provisions of those respective sections, as the case may be, specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by the parties that any such breach or threatened breach of any of those provisions by the breaching party would cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy therefor.
11.10    Expenses. Unless otherwise expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its Representatives.
11.11    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive arms-length negotiations between the parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption, burden of proof or rule requiring construction or interpretation shall arise or be imposed favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. In addition, the other Acquisition Documents shall be construed as if drafted jointly by the parties and no presumption, burden of proof or rule requiring construction or interpretation shall arise or be imposed favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Acquisition Documents.
11.12    Release.
(a)    Subject to Section 11.12(c) below, effective for all purposes as of the Closing, each Seller, on behalf of himself and his successors and assigns (collectively, the “Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges Buyer, and its respective Affiliates, and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had or now has against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever in respect of (i) his, her or its ownership of the Parks or the Assets prior to Closing, and (ii) any Excluded Liabilities. Each Seller, on behalf of himself, herself or itself, and his, her or its successors and assigns, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.
(b)    The Seller Parties understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is essential and material consideration in exchange for Buyer’s entry into this Agreement. The Seller Parties acknowledge that Buyer will be relying on the waiver and release provided in this Section 11.12 in connection with entering into this Agreement.
(c)    Notwithstanding anything to the contrary set forth herein, (i) nothing contained in this Section 11.12 shall release any Released Party from its respective obligations and liabilities under this Agreement or any Acquisition Document or constitute a waiver of any claims that a Seller may bring or have to enforce any provision of this Agreement or any Acquisition Document, and (ii) this release shall only relate to those claims arising from conduct occurring on or before the Closing or any agreement in effect on or before the Closing (other than any agreement entered into in order to effectuate this Agreement).
11.13    Sellers’ Representative.

(a)    At the Closing, without further act of any Seller, the Sellers’ Representative is hereby irrevocably appointed as agent and attorney-in-fact (with full power of substitution for each Seller) for and on behalf of the Seller Parties, to give and receive notices and communications, to authorize delivery to any Indemnified Party of cash in satisfaction of claims to any Indemnified Party for any breach of a representation or warranty in Article III of this Agreement or breach of covenant or agreement to be performed by the Seller Parties contained in this Agreement to be performed at or prior to Closing (a “Buyer Claim”); (i) to object to such deliveries, to retain and appoint advisors and to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to negotiate and execute any waivers or amendments of this Agreement (provided that any such waiver or amendment that is materially and disproportionately adverse to any Seller shall also require the written consent of such Seller, as applicable), (ii) to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and in the defense of any Buyer Claim and any adjustment to the Purchase Price to be made pursuant to Section 2.08 of this Agreement, and (iii) to take all other actions which under this Agreement may be taken by the Sellers’ Representative and to do or refrain from doing any further act or deed on behalf of such Seller which Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the Subject Transactions as fully and completely as such Seller could do if personally present. The Sellers’ Representative may resign from such position at any time upon written notice to Buyer, and shall appoint a replacement Sellers’ Representative on written notice to Buyer. In the event that the Sellers’ Representative does not appoint a replacement within thirty (30) days of such resignation, the position of Sellers’ Representative may be filled by approval of the Sellers. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for its services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers. The death or incapacity of any Seller shall not terminate the agency and power of attorney granted hereby to the Sellers’ Representative.
(b)    A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction of all the Seller Parties, with respect to the matters set forth in this Section 11.13 and shall be final, binding upon and conclusive with respect to each of such Seller, and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller. Buyer is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers’ Representative. Buyer shall be entitled to disregard any decisions or communications or writing made, given or executed by any Seller in connection with this Agreement unless the same is made, given or executed by the Sellers’ Representative in its capacity as such, and shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement.
(c)    All reasonable out-of-pocket fees and expenses (including fees payable to counsel, accountants and other professional fees) incurred by the Sellers’ Representative in connection with performing such function and in connection with the Subject Transactions and all payments, damages, costs, fees and expenses in connection with any dispute between the Sellers’ Representative and the Seller Parties under this Agreement shall be paid by the Seller Parties.
11.14    Third Party Consents. To the extent that Seller’s rights under any Assigned Contract or Governmental Authorization constituting an Asset, or any other Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parties, at their expense, shall use their Best Efforts to obtain any such consents; provided, however, that nothing in this Agreement will require any of the Seller Parties to pay any amounts or other consideration to such Persons in exchange for the provision of such consents. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Seller Parties, to the maximum extent permitted by Law and the Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 11.14 to the contrary, Buyer shall not be deemed to have waived its rights under Section 6.07(a) or Article VII unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.
[Signature Page Follows]

The parties have executed this Agreement to be effective as of the date first set forth above.

BUYER:

MILLENIUM OPERATIONS LLC

By:     /s/ Brian C. Witherow
Name:    Brian C. Witherow
Title:     EVP & CFO

SELLER PARTIES:

WATERPARK MANAGEMENT, INC.

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     President

GOLDEN SEAL INVESTMENTS, INC.

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     President

BAD-SCHLOSS, INC.

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     President

LIBERTY PARTNERSHIP, LTD.

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     General Partner

HENRY CONDO 1, LTD.

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     General Partner

HENRY-WALNUT, LTD.

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     General Partner

SVV I, LLC

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     Manager

KC WATERPARK MANAGEMENT, LLC

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     Manager

GALVESTON ISLAND WATER PARK, L.P.
By:    ANH20, Inc., its General Partner

By:     /s/ Robert J. Kirchner
Name:     Robert J. Kirchner
Title:     Vice President

GALVESTON WATERPARK MANAGEMENT, INC.

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     President

SELLERS’ REPRESENTATIVE:

Schlitterbahn Seller Rep, LLC

By:     /s/ Gary Henry
Name:     Gary Henry
Title:     Manager

Solely with respect to their obligations under Section 6.06:

/s/ Gary Henry
Gary Henry

/s/ Jana Faber
Jana Faber

Exhibits
Exhibit A     Definitions
Exhibit B    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C    Form of Intellectual Property Assignment
Exhibit D-1    Form of Special Warranty Deed
Exhibit D-2    Form of Assignment and Assumption of Lease
Exhibit E    Form of Consulting Agreement
Exhibit F-1    Form of South Padre Shared Services Agreement
Exhibit F-2    Form of Corpus Christi Shared Services Agreement
Exhibit F-3    Form of Family Tail Shared Services Agreement
Exhibit G    Allocation of Purchase Price
Exhibit H    Form of Escrow Agreement
Exhibit I        Forms of Family Settlement Documents
Exhibit J        Form of Corpus Christi License Agreement